Exhibit 2.5

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

CITRIX SYSTEMS, INC.,

PVA ACQUISITION CORPORATION,

PVA ACQUISITION LLC,

XENSOURCE, INC.

AND

THE STOCKHOLDER REPRESENTATIVE

Dated as of August 14, 2007

This Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) contains representations and warranties that XenSource, Inc. (“XenSource”) and Citrix Systems, Inc. (“Citrix”) made to each other. These representations and warranties were made only for the purposes of the Merger Agreement and solely for the benefit of XenSource and Citrix as of specific dates, may be subject to important limitations and qualifications agreed to by XenSource and Citrix and included in confidential disclosure schedules provided by XenSource to Citrix in connection with the signing of the Merger Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between XenSource and Citrix instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Merger Agreement by Citrix with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, Citrix and XenSource.

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Exhibits and Schedules

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of LLC Certificate of Merger

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Option Reset Agreement

Exhibit F	Form of Vesting Continuation Agreement

Exhibit G	Form of Legal Opinion of Bingham McCutchen LLP

Exhibit H	Form of Legal Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Schedule I	Persons Signing Voting Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of August 14, 2007 by and among Citrix Systems, Inc., a Delaware corporation (“Parent”), PVA Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), PVA Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “LLC”), XenSource, Inc., a Delaware corporation (the “Company”), and John G. Connors, as the Stockholder Representative.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and to the extent applicable the California General Corporation Law (the “CGCL”), with the Company to be the surviving corporation of the Merger. Promptly following the Merger, Parent will merge (the “LLC Merger”) the Interim Surviving Corporation with and into the LLC, with the LLC to be the surviving entity of the LLC Merger.

B. The Merger and the LLC Merger (collectively, the “Integrated Merger”) are intended to be part of an integrated plan and together are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

C. The board of directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and approved this Agreement and approved the Merger and the other transactions contemplated by this Agreement and (iii) resolved to recommend that the stockholders of the Company adopt and approve this Agreement and the other transactions contemplated by this Agreement, and approve the Merger.

D. The respective boards of directors of Parent and Merger Sub have approved this Agreement and the Escrow Agreement and the Merger and the other transactions contemplated by this Agreement.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Persons listed on Schedule I is entering into a voting agreement with Parent.

F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Key Employees and each of Keir Fraser, John Bara, Steven Hand and Christian Limpach is entering into a Vesting Continuation Agreement and an Option Reset Agreement with the Company.

G. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of Peter Levine, Simon Crosby, Ian Pratt, Frank Artale, Gordon Mangione and Earl Charles (collectively, the “Key Employees”) is entering into an Employment Agreement and Executive Confidentiality, Non-Solicitation and Non-Competition Agreement (collectively, an “Employment and NSC Agreement”) with Parent, which shall by its terms become effective upon the Effective Time.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement:

“Accounting Referee” is defined in Section 2.6(g).

“Acquisition Expenses” means (i) all fees and expenses incurred by or on behalf of the Company or any of its Subsidiaries in connection with the Merger or the other transactions contemplated by this Agreement, including all legal, accounting, investment banking, tax and financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby and (ii) any premiums, fees or other costs or expenses incurred or accrued with respect to the purchase of the D&O Policy in excess of $125,000.

“Adjusted Merger Consideration” means the Merger Consideration minus the Aggregate Assumed Company Option Value.

“Adjustment Amount” is defined in Section 2.6(f)(iii).

“Administrator” is defined in Section 6.14.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Aggregate Assumed Company Option Value” means (x) the product of the aggregate number of shares of Company Common Stock subject to the Assumed Company Options multiplied by the Per Share Merger Consideration minus (y) the Aggregate Option Exercise Price.

“Aggregate Option Exercise Price” means the aggregate of the exercise prices of all Assumed Company Options.

“Agreed Claims” is defined in Section 10.4(e).

“Agreement” is defined in the Preamble.

“Allocation Certificate” is defined in Section 2.6(e).

“Alternative Cash Ratio” means the quotient obtained by dividing $62,500,000 by the Adjusted Merger Consideration.

“Alternative Stock Ratio” means 1.00 minus the Alternative Cash Ratio.

“Antitrust Filings” is defined in Section 6.5(a).

“Assumed Company Option” is defined in Section 6.14.

“Balance Sheet Date” is defined in Section 3.7(a).

“Business Day” means any day of the year on which national banking institutions in the State of Florida are open to the public for conducting business and are not required to close.

“California Permit” is defined in Section 7.2.

“Cash Consideration” is defined in Section 2.6(a).

“Cash Ratio” means 1.00 minus the Stock Ratio, unless there is a Parent Nasdaq Determination in which case it shall mean the Alternative Cash Ratio.

“Certificate of Merger” is defined in Section 2.2.

“Certificates” is defined in Section 2.8(b).

“CGCL” is defined in Recital A.

“Claim Certificate” is defined in Section 10.4(a).

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Closing Date Balance Sheet” is defined in Section 2.6(f)(i).

“Closing Debt” is defined in Section 2.6(f)(i).

“Closing Working Capital” is defined in Section 2.6(f)(i).

“Code” is defined in Recital B.

“Co-Employer” means any Person that is or was considered to be a co-employer with the Company or any of its Subsidiaries.

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 3.13.

“Company Balance Sheet” is defined in Section 3.7(a).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as in effect as of immediately prior to the Effective Time.

“Company Common Stock” is defined in Section 3.3(a).

“Company Customer Information” is defined in Section 3.12(d).

“Company Employee Plan” means any plan, program, policy, practice, Contract, or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, voluntarily or statutorily payable, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates or any Co-Employer for the benefit of any Employee or any consultant or independent contractor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise.

“Company Financial Statements” is defined in Section 3.7(a).

“Company Intellectual Property” means any Intellectual Property that has been used, is used or is held for use by the Company or any of its Subsidiaries in the business of the Company or any of its Subsidiaries as previously conducted, as currently conducted or, with respect to Company Products and Company Products Under Development, as currently proposed to be conducted.

“Company Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.

“Company Option Plan” is defined in Section 3.3(b)(i).

“Company Options” means all outstanding stock options granted under the Company Option Plan.

“Company Patents” is defined in Section 3.14(a)(ii).

“Company Preferred Stock” is defined in Section 3.3(a).

“Company Products” is defined in Section 3.15(a).

“Company Products Under Development” means each of the following future product or product feature releases as identified by internal Company project name: (i) “Rio” XenEnterprise v4; (ii) “Miami”; (iii) “Tokyo”; (iv) “Palo Alto”; and (v) “Cupertino”.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, assigned to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Schedules” is defined in Article III.

“Company Stock Rights” means (i) all outstanding Company Options and (ii) all other outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Company Capital Stock or shares of capital stock of any Subsidiary of the Company, or that are or may become convertible into or exchangeable for any shares of Company Capital Stock or shares of capital stock of any Subsidiary of the Company or another Company Stock Right. For purposes of this definition, shares of Company Preferred Stock shall not be considered Company Stock Rights.

“Company Stockholder Approval” is defined in Section 3.4.

“Company Stockholders Meeting” is defined in Section 7.4(c).

“Continuing Employees” is defined in Section 6.8(a).

“Contract” means any written agreement, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, statement of work, insurance policy, benefit plan, scheme, commitment, covenant, assurance or undertaking of any nature, and also includes any of the foregoing that is unwritten, oral or implied but in each case only if it is legally binding on the Company or a Subsidiary of the Company.

“Current Employee” means any current employee, officer or director of the Company or any of its Subsidiaries, including any current employee, officer or director co-employed by the Company or any Subsidiary and a Co-Employer.

“D&O Indemnification Agreements” is defined in Section 3.26(m).

“D&O Policy” is defined in Section 6.9(b).

“Debt” means, without duplication, (a) all obligations of the Company and its Subsidiaries for borrowed money or extensions of credit (including bank overdrafts and advances), (b) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of the Company and its Subsidiaries to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of the Company and its Subsidiaries as lessee capitalized in accordance with GAAP, (e) all obligations of others secured by a Lien on any asset of the Company or any of its Subsidiaries, whether or not such obligations are assumed by the Company or any of its Subsidiaries, (f) all obligations of the Company and its Subsidiaries, contingent or otherwise, directly or indirectly guaranteeing any obligation of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (g) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (h) all obligations of the Company or any of its Subsidiaries in respect of futures contracts, swaps and other financial contracts (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Determination Date” is defined in Section 7.3.

“DGCL” is defined in Recital A.

“Dissenting Share Payments” means (x) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement (valuing Parent Common Stock at the Parent Average Closing Price) and (y) any costs or expenses (including attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (without duplication).

“Dissenting Shares” is defined in Section 2.7(a).

“DOL” means the United States Department of Labor.

“Effective Time” is defined in Section 2.2.

“Employee” means any current, former, or retired employee, officer, or director of the Company or any of its Subsidiaries, including any current, former or retired employee, officer or director co-employed by the Company or any Subsidiary and a Co-Employer.

“Employment Agreement” means any management, employment, service, severance, consulting, relocation, repatriation, expatriation or similar Contract between the Company, any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any Employee, consultant or independent contractor, on the other hand.

“Employment and NSC Agreement” is defined in Recital G.

“Equiserve” is defined in Section 2.8(a).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” means American Stock Transfer & Trust Company or such other Person selected by Parent and reasonably acceptable to the Company.

“Escrow Agreement” is defined in Section 2.6(d).

“Escrow Amount” means an amount in cash equal to $62,500,000.

“Estimated Closing Date Balance Sheet” is defined in Section 2.6(e)(i).

“Estimated Debt” is defined in Section 2.6(e)(i).

“Estimated Working Capital” is defined in Section 2.6(e)(i).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 2.8(a).

“Excluded Company Material Adverse Effect” means (x) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole that is proximately caused by (i) the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad, that does not affect the Company and its Subsidiaries disproportionately, or (ii) changes affecting the economy generally or the industry in which the Company principally operates generally that do not affect the Company and its Subsidiaries disproportionately, and (y) solely with respect to events, occurrences, changes, effects or conditions occurring after November 30, 2007, any material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole that is proximately caused by the announcement of the Merger.

“Excluded Parent Material Adverse Effect” means (x) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries taken as a whole that (a) is proximately caused by (i) the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad, that does not affect Parent and its Subsidiaries disproportionately, or (ii) changes affecting the economy generally or the industry in which Parent principally operates generally that do not affect Parent and its Subsidiaries disproportionately, or (b) arises or results from or relates to an Option Effect or (y) solely with respect to events, occurrences, changes, effects or conditions occurring after November 30, 2007, any material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole that is proximately caused by the announcement of the Merger.

“Fairness Hearing Law” is defined in Section 7.2.

“Final Surviving Entity” is defined in Section 2.1

“Fully Diluted Common Stock Outstanding” means, without duplication, at the Effective Time: (i) the aggregate number of shares of Company Common Stock issued and outstanding; plus (ii) the aggregate number of shares of Company Common Stock issuable in respect of issued and outstanding shares of Company Preferred Stock; plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Options (whether or not then exercisable), including the Assumed Company Options; plus (iv) the aggregate number of shares of Company Common Stock issuable upon the conversion or exercise of any Company Stock Rights outstanding (whether or not then exercisable).

“Fundamental Representations” is defined in Section 10.1(a).

“GAAP” is defined in Section 3.7(a).

“Governmental Entity” is defined in Section 3.6(a).

“Hazardous Material” is defined in Section 3.23(a).

“Hazardous Materials Activities” is defined in Section 3.23(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified D&Os” is defined in Section 6.9(a).

“Indemnified Parties” is defined in Section 10.2(a).

“Information Statement” is defined in Section 7.2.

“Integrated Merger” is defined in Recital B.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all proprietary databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Surviving Corporation” is defined in Section 2.1.

“Investor Agreements” means, collectively, (i) that certain Investors’ Rights Agreement by and among the Company and the Investors listed on Exhibit A attached thereto dated September 29, 2006, (ii) that certain Voting Agreement by and among the Company, the Investors listed on Schedule A attached thereto, and the Common Stockholders listed on

Schedule B attached thereto dated September 29, 2006, (iii) that certain First Refusal and Co-Sale Agreement by and among the Company, the Investors and the Common Stockholders listed on Schedule A attached thereto, dated September 29, 2006, (iv) that certain Management Rights Letter dated June 3, 2005, by and between the Company, Sevin Rosen Fund IX L.P., Sevin Rosen IX Affiliates Fund L.P., Sevin Rosen Bayless Management Company, KPCB Holdings, Inc., Radar Partners, Accel IX L.P., Accel IX Strategic Partners L.P. and Accel Investors 2005 L.L.C., (v) that certain Management Rights Letter dated September 28, 2005, by and between the Company and New Enterprise Associates 11, Limited Partnership and (vi) that certain Management Rights Letter dated September 29, 2006, by and between the Company, Ignition Venture Partners III, LP and Ignition Managing Directors Fund III, LLC.

“IRS” means the United States Internal Revenue Service.

“Key Employee” is defined in Recital G.

“knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge of the directors of the Company and its Subsidiaries and, to the extent not included in the foregoing, any of the Key Employees, or any facts or circumstances that would be known by any of the foregoing Persons after review of this Agreement and the Company Schedules.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Leases” is defined in Section 3.12(a)(ii).

“Letter of Transmittal” is defined in Section 2.8(b).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance of any nature whatsoever.

“LLC” is defined in the Preamble.

“LLC Act” is defined in Section 2.1

“LLC Certificate of Merger” is defined in Section 2.2.

“LLC Merger” is defined in Recital A.

“LLC Merger Effective Time” is defined in Section 2.2.

“Losses” means claims, losses, liabilities, deficiencies, royalties, damages, diminution of value, interest and penalties, costs and expenses, including reasonable attorneys’ fees and reasonable expenses of investigation and defense, excluding any consequential, incidental, indirect, special, exemplary, enhanced or punitive damages or losses (in tort, contract or otherwise), including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; provided, that (i) in the case of willful breach or intentional misconduct by or on behalf of the Company or any Stockholder, consequential, incidental, indirect, special, exemplary, enhanced or punitive damages or losses (in tort, contract or otherwise) shall constitute Losses notwithstanding the foregoing exclusion thereof, and (ii) in connection with a permanent injunction with respect to infringement or alleged infringement of a third party patent right or claim, loss of future revenue, income or profits shall constitute Losses notwithstanding the foregoing exclusion thereof. Notwithstanding any of the foregoing, Losses shall specifically include any consequential, incidental, indirect, special, exemplary, enhanced and punitive damages or losses (in tort, contract or otherwise) as well as any loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity in connection with any and all Third-Party Claims but only to the extent that an Indemnified Party is obligated to a Third Party Claimant for such Losses whether as a result of a settlement, judgment or otherwise.

“Merger” is defined in Recital A.

“Merger Consideration” is defined in Section 2.6(a).

“Merger Sub” is defined in the Preamble.

“Nasdaq” is defined in Section 6.19.

“Nondisclosure Agreement” is defined in Section 6.2.

“Nonstatutory Option” means any Company Option (or portion thereof) that is not an incentive stock option within the meaning of Section 422 of the Code.

“Option Effect” means any change, event, modification, restatement, revision, update, development, result or effect that directly or indirectly arises or results from or relates to Parent’s historical stock option granting practices and related accounting, tax treatment, reporting, disclosure and investigation thereof and the outcome, resolution or results thereof including any related litigation.

“Option Exchange Ratio” means the quotient obtained by dividing (x) the Per Share Merger Consideration by (y) the Parent Average Closing Price.

“Option Reset Agreement” is defined in Section 6.14.

“Parent” is defined in the Preamble.

“Parent 2007 Q1 Disclosure” means the disclosures in the press release (excluding quotes of Parent’s Chief Executive Officer and Parent’s quarterly and annual guidance) attached as Exhibit 99.1 to Parent’s Form 8-K dated as of April 25, 2007 furnished to the SEC.

“Parent 2007 Q2 Disclosure” means the disclosures in the press release (excluding quotes of Parent’s Chief Executive Officer and Parent’s quarterly and annual guidance) attached as Exhibit 99.1 to Parent’s Form 8-K dated as of July 18, 2007 furnished to the SEC.

“Parent 2007 Disclosure” means the Parent 2007 Q1 Disclosure and the Parent 2007 Q2 Disclosure.

“Parent Average Closing Price” means $36.18.

“Parent Common Stock” means the common stock of Parent, par value $.001 per share.

“Parent Draft 10-K” means the draft of Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 provided by Parent to the Company and the Persons set forth on Schedule I.

“Parent Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (b) the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. For purposes of clarity, changes in the market price of shares of Parent Common Stock shall not constitute or be deemed to constitute a Parent Material Adverse Effect; provided, that the Company shall not be prevented from asserting that a separate material adverse effect resulting in changes in the market price of shares of Parent Common Stock constitutes a Parent Material Adverse Effect or from introducing evidence that such changes in market price are evidence of the materiality of such separate material adverse effect.

“Parent Nasdaq Determination” means a determination by Parent (with notice to the Company) in its sole and reasonable discretion that replacing the term “Stock Ratio” with “Alternative Stock Ratio” for all purposes in this Agreement could not result in the issuance by Parent of a number of shares of Parent Common Stock that, taking into account all facts and circumstances in connection with the Merger, would require the approval of the stockholders of Parent under Rule 4350(i)(1) of the Marketplace Rules of the National Association of Securities Dealers.

“Parent Options” is defined in Section 4.5.

“Parent Preferred Stock” is defined in Section 4.5.

“Parent SEC Reports” means (i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2006 and (ii) any of Parent’s Quarterly Reports required to be filed on Form 10-Q with respect to any 2007 fiscal quarter of Parent ending prior to the Closing Date and required to be filed prior to the Closing Date.

“Per Share Merger Consideration” means the amount equal to the quotient obtained by dividing (x) the sum of the Merger Consideration plus the Aggregate Option Exercise Price by (y) the Fully Diluted Common Stock Outstanding.

“Permitted Liens” means any: (i) mechanic’s and other similar statutory Liens that are not material in nature or amount, (ii) Liens for Taxes or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith and which are fully reserved for in the Company Financial Statements, (iii) Liens for which adequate reserves have been established in the Company Financial Statements, (iv) restrictions on transfers of securities under applicable securities Laws or (v) other Liens that are not material in nature, significance or amount and that do not materially impair the value of use of the assets to which they relate.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Plans” is defined in Section 6.8(a).

“Pro Rata Share” means, with respect to each Stockholder, the quotient obtained by dividing (x) the Merger Consideration payable with respect to such Stockholder’s shares of Company Capital Stock (including for these purposes the Escrow Amount), by (y) the aggregate Merger Consideration payable with respect to all shares of Company Capital Stock (including for these purposes the Escrow Amount).

“Proposal” is defined in Section 6.11.

“Proxy Statement” is defined in Section 7.3(a).

“Publicly Available Software” is defined in Section 3.14(l).

“Real Property” is defined in Section 3.12(a)(i).

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Registration Statement” is defined in Section 7.3.

“Related Agreement(s)” is defined in Section 3.4.

“Rule 145” is defined in Section 6.17.

“Rule 145 Affiliate” is defined in Section 6.17.

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Services” is defined in Section 3.15(b).

“Soliciting Materials” is defined in Section 7.4(b).

“Standard Support Agreement” is defined in Section 3.14(q).

“Stock Consideration” is defined in Section 2.6(a).

“Stock Ratio” means the quotient obtained by dividing (i) (x) 8,969,525 multiplied by the Parent Average Closing Price minus (y) the Aggregate Assumed Company Option Value by (ii) the Adjusted Merger Consideration, unless there is a Parent Nasdaq Determination in which case it shall mean the Alternative Stock Ratio; provided, however, that in all circumstances the Stock Ratio shall be adjusted so that in no event could Parent be required to issue a number of shares of Parent Common Stock that, taking into account all facts and circumstances in connection with the Merger, would require the approval of the stockholders of Parent under Rule 4350(i)(1) of the Marketplace Rules of the National Association of Securities Dealers.

“Stockholder” means any holder of a share of Company Capital Stock.

“Stockholder Representative” is defined in Section 10.5(a).

“Subsidiary” means (i) with respect to any Person, any Person of which equity securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person and (ii) with respect to the Company, also includes any Person required to be disclosed on Schedule 3.2(a)(i).

“Subsidiary Securities” is defined in Section 3.2(b).

“Support Agreements” is defined in Section 3.14(q).

“Target Working Capital Amount” means $12,699,000, minus $43,333 for each calendar day from and after July 31, 2007 through and including the Closing Date.

“Tax Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Taxes” means all federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes and governmental fees in the nature of taxes (including tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Terminated Employee” is defined in Section 6.8(d).

“Termination Date” is defined in Section 11.1(b).

“Third Party Claim” is defined in Section 10.4(a).

“Third Party Claimant” is defined in Section 10.4.

“Threshold Amount” is defined in Section 10.3(a).

“Transaction Bonus Amount” is defined in Section 3.25(h).

“Transaction Bonus Plan” is defined in Section 3.25(h).

“Vesting Continuation Agreement” is defined in Section 7.4(d).

“Working Capital” means, as of the Closing, the consolidated current assets of the Company and its Subsidiaries, minus the consolidated current liabilities of the Company and its Subsidiaries (determined in accordance with GAAP); provided, however, that (i) current liabilities shall exclude any Debt and (ii) current liabilities shall include all Acquisition Expenses to the extent not paid as of the Closing.

“Working Capital Deficiency” means the absolute value of the amount (if any) by which the Estimated Working Capital is less than the Target Working Capital Amount.

ARTICLE II

THE MERGER

2.1 The Integrated Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL and to the extent applicable the CGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Interim Surviving Corporation.” At the LLC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Limited Liability Company Act (the “LLC Act”) and the DGCL, the Interim Surviving Corporation shall be merged with and into the LLC, the separate corporate existence of the Interim Surviving Corporation shall cease, and the LLC shall continue as the surviving entity and as a wholly-owned subsidiary of Parent. The surviving entity after the LLC Merger is sometimes referred to herein as the “Final Surviving Entity.”

2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts unless another place or time is agreed to by Parent and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL substantially in the form of Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”). Promptly after the Effective Time, Parent shall cause the LLC Merger to be consummated by filing a Certificate of Merger substantially in the form of Exhibit B (the “LLC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the LLC Act (the time of the acceptance of such filing by the Secretary of State of the State of Delaware being referred to herein as the “LLC Merger Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all rights and property of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Interim Surviving Corporation. At the LLC Merger Effective Time, the effect of the LLC Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the LLC Merger Effective Time all rights and property of the Interim Surviving Corporation and the LLC shall vest in the Final Surviving Entity, and all debts, liabilities and duties of the Interim Surviving Corporation and the LLC shall become the debts, liabilities and duties of the Final Surviving Entity.

2.4 Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Interim Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, that Article I of the Certificate of Incorporation of the Interim Surviving Corporation shall be amended to read as follows: “The name of the corporation is XenSource, Inc.”.

(b) At the Effective Time, the By-laws of Merger Sub shall be the By-laws of the Interim Surviving Corporation until thereafter amended.

(c) At the LLC Merger Effective Time, the Certificate of Formation of the LLC as in effect immediately prior to the LLC Merger Effective Time shall be the Certificate of Formation of the Final Surviving Entity until thereafter amended in accordance with the LLC Act and such Certificate of Formation; provided, however, that as of the LLC Merger Effective Time, the Certificate of Formation shall provide that the name of the Final Surviving Entity is “XenSource, LLC.”

(d) At the LLC Merger Effective Time, the Limited Liability Company Agreement of the LLC as in effect immediately prior to the LLC Merger Effective Time shall be the Limited Liability Company Agreement of the Final Surviving Entity until thereafter amended in accordance with the LLC Act and such Limited Liability Company Agreement; provided, however, that as of the LLC Merger Effective Time, the Limited Liability Company Agreement shall provide that the name of the Final Surviving Entity is “XenSource, LLC.”

2.5 Directors, Managers and Officers.

(a) Directors/Managers. At the Effective Time and by virtue of the Merger, the director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Interim Surviving Corporation. At the LLC Merger Effective Time, and by virtue of the LLC Merger, the managers of the LLC immediately prior to the LLC Merger Effective Time shall be the initial managers of the Final Surviving Entity, until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time and by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Interim Surviving Corporation, each to hold office in accordance with the By-laws of the Interim Surviving Corporation. At the LLC Merger Effective Time, by virtue of the LLC Merger, the officers of LLC immediately prior to the LLC Merger Effective Time shall be the initial officers of the Final Surviving Entity, each to hold office until their respective successors are duly elected or appointed and qualified.

2.6 Merger Consideration; Effect on Company Capital Stock; Escrow; Adjustment.

(a) Merger Consideration. The maximum aggregate consideration payable by Parent and Merger Sub in the Merger (the “Merger Consideration”) shall be an amount, subject to adjustment pursuant to Section 2.6(f), equal to: (i) $500,000,000, minus (ii) any Debt outstanding at the Effective Time, minus (iii) the Working Capital Deficiency, if any, and minus (iv) the Transaction Bonus Amount. The Merger Consideration payable to the Stockholders shall be paid in shares of Parent Common Stock (the “Stock Consideration”) and in cash (the “Cash Consideration”) as set forth in Section 2.6(c).

(b) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders:

(i) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly owned Subsidiary of Parent or of the Company at the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

(ii) Company Capital Stock. Each share of Company Capital Stock issued and outstanding at the Effective Time (other than Dissenting Shares or as set forth in Section 2.6(b)(i)) will be cancelled and extinguished and be converted into the right to receive an amount, without interest, equal to the Per Share Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the escrow contribution provisions set forth in Section 2.6(d) and the indemnification provisions set forth in Article X hereof.

(iii) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Interim Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Interim Surviving Corporation

(c) Form of Consideration. The Per Share Merger Consideration shall be paid in an amount of cash equal to the Per Share Merger Consideration multiplied by the Cash Ratio and a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Per Share Merger Consideration multiplied by the Stock Ratio by (ii) the Parent Average Closing Price.

(d) Escrow. At Closing, Parent shall deposit the Escrow Amount with the Escrow Agent to provide a source of funding to the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Article X. The Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit C (the “Escrow Agreement”) and shall be released in accordance with the terms thereof. The parties hereby acknowledge and agree that the Escrow Amount shall be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization. The parties further agree that, consistent with Proposed Treasury Regulation Section 1.468B-8, for Tax reporting purposes, all interest or other income earned from the investment of Escrow Amount or any portion thereof in any Tax year shall be reported as allocated to Parent until the distribution of the Escrow Amount (or portions thereof) is determined and thereafter to Parent and the Stockholders in accordance with their respective interests in the Escrow Amount consistent with Proposed Treasury Regulation Section 1.468B-8.

(e) Allocation Certificate. At least two Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer and the Chief Financial Officer of the Company on behalf of the Company certifying, in each case as of the Closing, as to:

(i) an estimated consolidated unaudited balance sheet (the “Estimated Closing Date Balance Sheet”) of the Company and its Subsidiaries as of 11:59 p.m., Eastern time, on the Closing Date, which Estimated Closing Date Balance Sheet shall (x) be substantially in the form of the Company Balance Sheet, (y) be prepared in accordance with GAAP on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet (except for the absence of footnotes) and (z) set forth the Company’s estimate of (A) the Working Capital (the “Estimated Working Capital”), (B) the Working Capital Deficiency, if any, and (C) the Debt (the “Estimated Debt”), in each case as of 11:59 p.m., Eastern time, on the Closing Date and as derived from the Estimated Closing Date Balance Sheet;

(ii) the estimated aggregate Acquisition Expenses, together with a description and the amount of each element thereof (i.e., legal, accounting, investment banking);

(iii) the Company’s calculation of the Merger Consideration, using the Estimated Debt and the Estimated Working Capital to determine the Debt and the Working Capital Deficiency, if any, for purposes of such calculation pursuant to Section 2.6(a);

(iv) the Company’s calculation of the number of shares of Fully Diluted Common Stock Outstanding, the Aggregate Option Exercise Price, the Per Share Merger Consideration, and the Aggregate Assumed Company Option Value;

(v) (x) the identity and mailing address of each record holder of Company Capital Stock and the number of shares of Company Common Stock and Company Preferred Stock held by each such Stockholder and (y) the identity and mailing address of each holder of a Company Stock Right, the number and type of shares of Company Capital Stock subject to the Company Stock Rights held by such holder, the date of grant, the exercise prices and vesting schedules thereof, the number and type of shares of Company Capital Stock subject to each Company Stock Right that will be vested and exercisable as of the Closing, and whether such Company Stock Right is qualified as an “incentive stock option” under section 422 of the Code; and

(vi) (x) each Stockholder’s Pro Rata Share of the Escrow Amount; (y) the amount of the Merger Consideration to be paid to each Stockholder net of such Stockholder’s Pro Rata Share of the Escrow Amount with respect to each Certificate held by such Stockholder and the amount of the Cash Consideration and the Stock Consideration with respect to each such Certificate; and (z) the amount of the required Tax withholding (if any), including with respect to the Transaction Bonus Plan, with respect to each Stockholder.

Parent shall be given timely access to all supporting workpapers used in the preparation of the Estimated Closing Date Balance Sheet and the Allocation Certificate, which Allocation Certificate, when accepted or deemed accepted by Parent, shall be deemed final for purposes of the Closing and serve as the basis for calculating the payments to be made on the Closing Date and each Stockholder’s Pro Rata Share. Unless Parent shall have objected to the Allocation Certificate delivered by the Company, the Allocation Certificate shall be deemed accepted by Parent as of the Closing. If Parent objects to the Allocation Certificate delivered by the Company, the parties hereto shall use good faith efforts to agree upon a final form of Allocation Certificate before Closing.

(f) Adjustment to Merger Consideration.

(i) At Parent’s option, but in any event within 90 days following the Closing Date if it so elects, Parent shall prepare and deliver to the Stockholder Representative an unaudited consolidated balance sheet (the “Closing Date Balance Sheet”) of the Company and its Subsidiaries as of 11:59 p.m., Eastern time, on the Closing Date. The Closing Date Balance

Sheet shall be substantially in the form of the Company Balance Sheet and shall be prepared in accordance with GAAP (except for the absence of footnotes) and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet. The Closing Date Balance Sheet shall set forth Working Capital (the “Closing Working Capital”) and Debt (the “Closing Debt”) as of the Closing, each as derived from the Closing Date Balance Sheet. The Stockholder Representative shall be given timely access to all supporting workpapers used in the preparation of the Closing Date Balance Sheet.

(ii) The Stockholder Representative may dispute any amounts reflected on the Closing Date Balance Sheet or the calculation of Closing Working Capital or Closing Debt by notifying Parent in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days of Parent’s delivery of the Closing Date Balance Sheet pursuant to clause (i) above. If the Stockholder Representative delivers a notice of disagreement within such 30-day period, the Stockholder Representative and Parent shall, during the 45 days following such delivery, each use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Closing Date Balance Sheet, Closing Working Capital and/or Closing Debt. If the Stockholder Representative and Parent are unable to reach agreement concerning the Closing Date Balance Sheet, Closing Working Capital and/or Closing Debt during such 45-day period, they shall promptly thereafter submit the dispute to the Accounting Referee for resolution pursuant to Section 2.6(g).

(iii) The Closing Date Balance Sheet, Closing Working Capital and Closing Debt shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (x) the failure of the Stockholder Representative to notify Parent of a dispute within 30 days of Parent’s delivery of the Closing Date Balance Sheet as set forth in clause (ii) above, (y) the written resolution of all disputes pursuant to clause (ii) by Parent and the Stockholder Representative, and (z) the resolution of all disputes by the Accounting Referee pursuant to Section 2.6(g). Within three Business Days of such conclusive determination, if (x) the Closing Working Capital is less than the Estimated Working Capital, and/or (y) the Closing Debt is greater than the Estimated Debt (the absolute value of the amount by which (A) the Estimated Working Capital minus the Estimated Debt exceeds (B) the Closing Working Capital minus the Closing Debt, the “Adjustment Amount”), then Parent and the Stockholder Representative shall jointly instruct the Escrow Agent in writing to transfer from the Escrow Amount to Parent an amount equal to the Adjustment Amount, and the Adjustment Amount shall be deemed a decrease to the Merger Consideration.

(g) Adjustment Dispute Resolution. If the Stockholder Representative and Parent are unable to reach agreement concerning the Closing Date Balance Sheet, Closing Working Capital, and/or Closing Debt pursuant to Section 2.6(f), they shall submit such dispute to PricewaterhouseCoopers LLC, or such other nationally recognized independent accounting expert selected by Parent and reasonably acceptable to the Stockholder Representative (the “Accounting Referee”) for resolution pursuant to this Section 2.6(g) and instruct the Accounting Referee to review the disputed items or amounts for the purpose of final determination of the Closing Date Balance Sheet, the calculation of Closing Working Capital and/or Closing Debt, as the case may be. In making such determination and calculations, the Accounting Referee shall consider only those items or amounts in the Closing Date Balance Sheet and/or Parent’s calculation of Closing Working Capital and/or Closing Debt as to which the Stockholder Representative has disagreed in writing, and shall apply the same principles, practices and policies utilized by the Company in its preparation of the Company Balance Sheet. Parent and the Stockholder Representative shall instruct the Accounting Referee to use its best efforts to deliver to the Stockholder Representative and Parent as promptly as practicable (but in no event later than 30 days after submission) a report setting forth the Accounting Referee’s calculation of the disputed amounts. Such report shall be final and binding upon the Stockholder Representative, the Stockholders, Parent and the Interim Surviving Corporation and the resulting Closing Date Balance Sheet and calculation of Closing Working Capital and Closing Debt shall be final for all purposes of this Agreement. Parent, on the one hand, and the Stockholder Representative on behalf of the Stockholders, on the other hand, shall each pay their own fees and expenses and one-half of the costs and charges of the Accounting Referee’s review and report. The Stockholders’ share of these costs will be deducted from the Escrow Amount, subject to the limitations set forth in Section 10.5(b).

(h) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (based on the aggregate number of shares of Company Capital Stock held by such Stockholder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Average Closing Price.

(i) Withholding and Deductions. Each of Parent, the Company, the Interim Surviving Corporation, the Final Surviving Entity, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, the Transaction Bonus Plan or any Related Agreement to any Person (i) such amounts as Parent, the Company, the Interim Surviving Corporation, the Final Surviving Entity, the Exchange Agent or the Escrow Agent may determine it is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of Tax Law and (ii) the amount of any outstanding loans (including any accrued but unpaid interest thereon and any amounts in respect thereof) owed by such Person to the Company at the Effective Time. To the extent that amounts are so withheld pursuant to clause (i) above, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made and Parent shall timely deposit such withheld amounts with the applicable Tax Authority. Parent, the Interim Surviving Corporation and the Final Surviving Entity are hereby authorized to sell or otherwise dispose of at fair market value such portion of the Stock Consideration as is necessary to provide sufficient funds to Parent or the Interim Surviving Corporation, as the case may be, in order to enable it to comply with such deduction or withholding requirements to the extent that there is not sufficient cash consideration in connection with any such payment to make such payment fully in cash.

2.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with the DGCL or the CGCL, as applicable, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL or the CGCL, as applicable.

(b) Notwithstanding the provisions of Section 2.7(a), if any Stockholder who holds Dissenting Shares as of the Effective Time shall effectively withdraw or lose (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal or dissenters’ rights under the DGCL or the CGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to and subject to Section 2.6 (subject to the escrow contribution provisions of Section 2.6(d) and the indemnification provisions set forth in Article X hereof) without interest thereon upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL or the CGCL, as applicable, on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or demands for purchase under the CGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

2.8 Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate Computershare Shareholder Services, Inc. and its wholly owned subsidiary Equiserve Trust Company N.A. (collectively, “Equiserve”) or, if Equiserve is unwilling or unable to act, another United States bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Procedures On or before the fifth Business Day after the Closing, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (A) a letter of transmittal substantially in the form of Exhibit D (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of the Certificates in exchange for Cash Consideration and certificates representing the Stock Consideration. Following the Effective Time and delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, each Stockholder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock constituting the Stock Consideration to which such Stockholder is entitled pursuant to Section 2.6, the Cash Consideration to which such Stockholder is entitled pursuant to Section 2.6 (less the Escrow Amount to be deposited with the Escrow Agent on such holder’s behalf) and any cash in lieu of fractional shares as provided in Section 2.6(h). The Certificate(s) so surrendered shall be canceled. Following the Effective Time, until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration as provided in this Article II.

(c) Parent to Provide Parent Common Stock and Cash to Exchange Agent. On or before the second Business Day after the Closing, Parent shall deposit with the Exchange Agent for exchange in accordance with this Section 2.8 the Stock Consideration and Cash Consideration payable pursuant to Section 2.6 as Merger Consideration in exchange for outstanding shares of Company Capital Stock; provided, however, that Parent shall deposit the Escrow Amount with the Escrow Agent pursuant to Section 2.6(d) and Article X.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, Parent, the Interim Surviving Corporation, the Final Surviving Entity or any party hereto shall be liable to any Person for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law

(e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock to be issued in exchange therefor until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.8. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock for cash.

2.9 No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid or payable upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Corporation of shares of Company Capital Stock that were outstanding at the Effective Time. If, after the Effective Time, Certificates are presented to the Interim Surviving Corporation or the Final Surviving Entity for any reason, they shall be returned to the presenter for exchange in accordance with the exchange procedures set forth in Section 2.8.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration required pursuant to Section 2.6 (subject to the escrow contribution provisions of Section 2.6(d)) at the times set forth in Article II; provided, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a non-refundable bond in such amount as Parent may determine (as of the date hereof, such amount is the greater of $20 and 3% of the Merger Consideration payable with respect to the shares evidenced by such Certificate) and/or provide an indemnity acceptable to Parent against any claim that may be made against Parent, the Interim Surviving Corporation, the Final Surviving Entity or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed and make any processing fee payments to the Exchange Agent.

2.11 Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or will have established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Interim Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure letter dated the date hereof and delivered herewith to Parent (the “Company Schedules”) corresponding to the applicable Section and subsection or clause of this Article III (or disclosed in any other section, subsection or clause of the Company Schedules provided that it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other Section, subsection or clause of this Article III), the Company hereby represents and warrants to each of Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 3.1(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent a true and correct copy of the Company Certificate of Incorporation and its By-laws, each as amended to date and in full force and effect on the date hereof. The Company has not violated the Company Certificate of Incorporation or its By-laws in any material respect. Schedule 3.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has an Employee.

3.2 Subsidiaries.

(a) Except as set forth on Schedule 3.2(a)(i), the Company (A) does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person or any Subsidiary and (B) does not own and has never otherwise owned, directly or indirectly, any equity or other ownership interest in any partnership, joint venture or similar business entity. Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 3.2(a)(ii), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent a true and correct copy of each Subsidiary’s certificate of incorporation and by-laws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof. None of the Subsidiaries has violated its certificate of incorporation or by-laws or comparable organizational documents in any material respect. Schedule 3.2(a)(iii) lists every state or foreign jurisdiction in which each Subsidiary of the Company has facilities, maintains an office or has an Employee. Except as set forth in Schedule 3.2(a)(iv), the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

(b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than Permitted Liens. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligation on the part of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding share capital of each Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable.

3.3 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 46,414,210 shares, consisting of: 29,500,000 shares of common stock, par value $.0001 per share (the “Company Common Stock”), of which 4,326,383 shares are issued and outstanding as of the date hereof; and 16,914,210 shares of preferred stock, par value $.0001 per share (the “Company Preferred Stock”). Of the authorized Company Preferred Stock: (i) 6,292,264 shares have been designated Series A Preferred Stock, all of which shares are issued and outstanding as of the date hereof; (ii) 6,371,946 shares have been designated Series B Preferred Stock, all of which shares are issued and outstanding as of the date hereof; and (iii) 4,250,000 shares have been designated Series C Preferred Stock, of which 3,447,019 shares are issued and outstanding as of the date hereof. The Company does not have any other shares of capital stock authorized, issued or outstanding. As of the date hereof, the outstanding shares of Company Capital Stock are held of record and, to the knowledge of the Company, beneficially by the Persons, with the addresses of record and in the amounts set forth on Schedule 3.3(a). All outstanding shares of Company Capital Stock (i) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Certificate of Incorporation or By-laws of the Company or any agreement to which the Company is a party or by which it is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Laws. All preferential rights of the Company Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Company Certificate of Incorporation. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock in accordance with the terms of the Company Certificate of Incorporation. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b) (i) Except as set forth on Schedule 3.3(b)(i) and except for the Company’s 2005 Stock Plan, as amended and restated and in effect on the date hereof (the “Company Option Plan”) and for stock option grants and stock issuances pursuant thereto, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the Company’s board of directors and its stockholders and is in full force and effect. The Company has reserved a total of 8,301,000 shares of Company Common Stock for issuance to Employees of, and consultants or independent contractors to, the Company under the Company Option Plan, of which as of the date hereof (x) 5,754,137 shares are issuable upon the exercise of outstanding, unexercised Company Options, (y) 1,587,043 shares are available for grant but have not yet been granted pursuant to the Company Option Plan, and (z) 959,820 shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Company Option Plan. No outstanding Company Option permits payment of the exercise price therefor by any means other than by cash or check or, at the discretion of the board of directors of the Company, by the surrender of shares of Company Common Stock, in consideration of services rendered, by delivery of a full recourse promissory note, or any other form permitted by the DCGL. All outstanding Company Options have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws and with the terms and conditions of the Company Option Plan. Schedule 3.3(b) sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder as reflected on the books of the Company, an indication of whether such holder is a Current Employee of the Company or one of its Subsidiaries, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested on the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement (ignoring for such purpose the effect of the Option Reset Agreements), and whether such option is a Nonstatutory Option or an incentive stock option as defined in Section 422 of the Code. Each Company Option has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Company Option within the meaning of Section 422 of the Code regardless of whether such Company Option is otherwise intended to be an incentive stock option within the meaning of Section 422 of the Code.

(ii) Except for the Company Options set forth on Schedule 3.3(b)(ii), there are no Company Stock Rights or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or Subsidiary Securities or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Company Stock Right or any Subsidiary Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries.

(iii) Except for the Investor Agreements, there are no (x) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge, or (y) agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge relating to the voting, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock or Subsidiary Securities. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby by the Company does not implicate any rights or obligations under the Investor Agreements that have not been complied with or waived. The holders of Company Capital Stock and Company Stock Rights have been or will be properly given or shall have properly waived any required notice prior to the Merger.

3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement, the Vesting Continuation Agreements, the Option Reset Agreements and the Certificate of Merger (the “Related Agreements”) and any other agreements, certificates or documents contemplated hereby or thereby to which it is a party and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby (including the Merger), subject only to obtaining the Company Stockholder Approval. The board of directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) adopted and approved this Agreement and approved the Merger and the other transactions contemplated hereby and thereby, and (iii) resolved to recommend that the Stockholders adopt and approve this Agreement, the Related Agreements and the other transactions contemplated hereby and thereby, and approve the Merger. The adoption of this Agreement and the approval of the Merger by vote or written consent of Stockholders holding as of the record date at least (x) a majority of the outstanding shares of Company Common Stock voting together as a single class, (y) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class on an as-converted basis, and (z) a majority of the outstanding shares of Company Preferred Stock (collectively, the “Company Stockholder Approval”), constitute all the votes, consents or approvals required of the Stockholders in connection with this Agreement and the Related Agreements and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger. This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of each of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Certificate of Incorporation, By-laws or other organizational or constituent documents of the Company or any of its Subsidiaries, (ii) any (x) material Contract to which the Company or any of its Subsidiaries is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound or (y) Contract described in Section 3.16, in any material respect, or (iii) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) in any material respect.

3.6 Consents. (a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by or of the Company or any of its Subsidiaries in connection with the execution and delivery of this

Agreement and the Related Agreements to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings required under the HSR Act and other applicable antitrust or competition Laws, if any.

(b) Schedule 3.6 sets forth all notices to, and all consents, waivers and approvals of, parties to any material Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred) after the Effective Time so as to preserve all material rights of, and benefits to, the Interim Surviving Corporation and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time.

3.7 Company Financial Statements and Internal Controls.

(a) Schedule 3.7(a) sets forth (i) the audited consolidated balance sheets and the related audited consolidated statements of operations, of stockholders’ equity and of cash flows of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2005 and December 31, 2006 and the opinion of Deloitte & Touche LLP, the Company’s independent auditor, thereon, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) as of July 31, 2007 (such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, of stockholders’ equity and of cash flows of the Company and its Subsidiaries for the seven-month period then ended (the financial statements referred to in items (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and in accordance with generally accepted accounting principles effective in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated and consistent with each other, except for the absence of footnotes in the case of the unaudited interim Company Financial Statements. The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments which are not material in amount or significance. The Company’s revenue recognition policy complies with GAAP.

(b) The Company and each of its Subsidiaries has in place systems and processes that are customary and adequate for a company at the same stage of development as the Company and designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) accumulate and communicate to the Company’s principal executive officer and principal financial officer in a timely manner the type of information that is required to be disclosed in the Company Financial Statements. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any Employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy of the Company Financial Statements. To the Company’s knowledge, there have been no instances of fraud, whether or not material, during any period covered by the Company Financial Statements.

(c) To the Company’s knowledge, no Employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to the Company, any of its Subsidiaries or any part of their respective operations. To the Company’s knowledge, none of the Company, any of its Subsidiaries or any Employee, independent contractor, consultant, subcontractor or agent of the Company or any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an Employee in the terms and conditions of employment because of any act of such Employee described in 18 U.S.C. Section 1514A(a).

(d) During the periods covered by the Company Financial Statements, the Company’s external auditor was independent of the Company and its management. Schedule 3.7(d) lists each report by the Company’s external auditors to the Company’s board of directors, or any committee thereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Company Financial Statements: critical accounting policies; internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Company’s board of directors, or any committee thereof, or with management of the Company.

3.8 No Undisclosed Liabilities. (a) Neither the Company nor any of its Subsidiaries has: (A) any liability, indebtedness, obligation (other than (i) future performance obligations under Contracts disclosed on Schedule 3.16 of which the Company has no knowledge of a potential future breach by the Company or any of its Subsidiaries and (ii) future obligations to comply with applicable Laws that to the Company’s knowledge the Company and its Subsidiaries are fully capable of complying with in the ordinary course), expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Company Financial Statements in accordance with GAAP), that (i) exceeds $100,000 in any individual case or $200,000 in the aggregate and (ii) has not been (x) reflected in the Company Balance Sheet or (y) set forth on Schedule 3.8; or (B) any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(b) Neither the Company nor any of its Subsidiaries has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony. Neither the Company nor any of its Subsidiaries is insolvent. To the Company’s knowledge, none of its current Employees has been convicted of, or pleaded guilty or no contest to, any felony.

3.9 Absence of Certain Changes. Except as set forth in Schedule 3.9 or as specifically contemplated by this Agreement, since the Balance Sheet Date through the date hereof, there has not been, occurred or arisen any:

(a) material transaction by the Company or any of its Subsidiaries that was not in the ordinary course of business and consistent with past practices;

(b) amendments or changes to the Company Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of any of its Subsidiaries;

(c) capital expenditure or capital commitment by the Company or any of its Subsidiaries in any amount in excess of $100,000 in any individual case or $200,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $100,000 in any one case or $200,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) of the Company or any of its Subsidiaries, other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against in the Company Balance Sheet;

(e) failure to pay accounts payable when due or any delay in payment or renegotiation thereof, except in the ordinary course of business and consistent with past practices;

(f) destruction of, damage to or loss of any material assets of the Company or any of its Subsidiaries (whether or not covered by insurance), or termination or cancellation of any material Contract to which the Company or any its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with any customer or re-seller of the Company’s or any of its Subsidiaries’ products or services, or notice of intended termination or cancellation or non-renewal of any Contract or customer relationship with any material customer or re-seller of the Company or any of its Subsidiaries;

(g) work stoppage, labor strike or other material labor trouble with respect to any Current Employees, current consultants or current independent contractors, or any action, suit, claim, labor dispute or material grievance relating to any labor, employment and/or safety matter involving the Employees, consultants or independent contractors of the Company or any of its Subsidiaries, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(h) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries;

(i) revaluation by the Company or any its Subsidiaries of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, in excess of $100,000 in any individual case or $200,000 in the aggregate;

(j) (A) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or Subsidiary Securities, or any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any Company Capital Stock, Company Stock Rights or Subsidiary Securities, other than repurchases of Company Common Stock from Employees, consultants, independent contractors or other Persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the termination of employment or other services, (B) split, combination or reclassification of any Company Capital Stock, or (C) issuance or authorization of the issuance of any Company Capital Stock or Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Options pursuant to their terms, or any other securities in respect of, in lieu of or in substitution for any Company Capital Stock or Subsidiary Securities, including any Company Stock Rights;

(k) increase in the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their Current Employees, or current consultants, independent contractors, or advisors, including the modification of any existing compensation or equity arrangements with such individuals (including any repricing of any Company Stock Rights or any acceleration, promise of acceleration, or amendment of any vesting terms related to thereto held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any of its Subsidiaries, of a bonus or other additional salary or compensation to any such Person except in any case pursuant to (i) the Transaction Bonus Plan or (ii) the express terms of Contracts outstanding as of the Balance Sheet Date and disclosed in the Company Schedules;

(l) Employee terminations and/or layoffs by the Company or any of its Subsidiaries, it being understood that termination of Employees with poor performance ratings or for cause shall not constitute a violation of this clause (l);

(m) (A) grant of any severance or termination pay to any Employee, consultant or independent contractor except payments made pursuant to written agreements in effect on the date hereof and as disclosed in the Company Schedules, (B) adoption or amendment of any Company Employee Plan, or (C) entering into any employment contract, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any Employee, in each case other than (i) pursuant to standard written agreements in effect on the date hereof and disclosed in Schedule 3.16 or (ii) pursuant to the Transaction Bonus Plan;

(n) entering into any Contract (except commercially available in-bound “shrink wrap” or “clickwrap” end-user licenses in the ordinary course of business and consistent with past practices), any termination, extension, amendment or modification of the material terms of any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, or any waiver, release or assignment of any material rights or claims thereunder;

(o) sale, lease, license or other disposition of any material assets or properties of the Company or any of its Subsidiaries, or creation of any Lien (other than a Permitted Lien) in such assets or properties, except sales or non-exclusive licenses of Company Products in the ordinary course of business and consistent with past practices;

(p) loan by the Company or any of its Subsidiaries to any Person, incurrence by the Company or any of its Subsidiaries of any Debt, guarantee by the Company or any of its Subsidiaries of any Debt, issuance or sale of any debt securities of the Company or any of its

Subsidiaries or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practices;

(q) waiver or release of any material right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with past practices;

(r) commencement, or notice or threat of commencement, of any lawsuit or proceeding against or, to the Company’s knowledge, investigation of the Company or any of its Subsidiaries or their affairs, or commencement of any litigation by the Company or any of its Subsidiaries or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

(s) (i) transfer or sale by the Company or any of its Subsidiaries of any rights to the Company Intellectual Property or the entering by the Company or any of its Subsidiaries into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (ii) purchase or other acquisition by the Company or any of its Subsidiaries of any Intellectual Property or the entering by the Company of any of its Subsidiaries into any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any other Person, other than commercially available, in-bound “shrink wrap” or “click-wrap” end-user licenses, or (iii) entering into or amendment of any agreement with respect to the development of any Intellectual Property with a third party;

(t) Contract, or modification to any Contract, pursuant to which any Person was granted by the Company or any of its Subsidiaries marketing, distribution, reseller, development, manufacturing or similar rights of any type or scope with respect to any Company Intellectual Property, products, services or technology of the Company or any of its Subsidiaries;

(u) event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect; or

(v) agreement (whether written or oral) by the Company or any of its Subsidiaries, or any Current Employees thereof, to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

3.10 Accounts Receivable. Schedule 3.10 lists all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date other than accounts receivable that in the aggregate do not exceed $10,000, together with an aging schedule indicating a range of days elapsed since being invoiced. All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with

GAAP consistently applied, and will be good and collectible in full, except to the extent of any reserve for uncollectible accounts receivable set forth on the Company Balance Sheet. No Person has any Lien on any accounts receivable of the Company or any of its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of its Subsidiaries. The Company has no knowledge that any of its customers has any basis for any deduction, discount or refund in respect of accounts receivable or has otherwise indicated its unwillingness to pay any account receivable.

3.11 Restrictions on Business Activities.

(a) Except as set forth on Schedule 3.11(b), there is no Contract, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party, is subject, or that is otherwise binding on the Company or any of its Subsidiaries that has had, or would reasonably be expected to have, the effect of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries, any material acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries as currently conducted or as currently contemplated to be conducted, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person, in each case whether arising as a result of a change in control of the Company or any of its Subsidiaries or otherwise. Without limiting the generality of the foregoing, except as set forth on Schedule 3.11(b) neither the Company nor any of its Subsidiaries has (i) entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers in any geographic area, during any period of time, or in any segment of the market, or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of its Subsidiaries’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

(b) Except as set forth on Schedule 3.11(b), there is no Contract or, to the Company’s knowledge, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party, is subject, or that is otherwise binding on the Company or any of its Subsidiaries, that would reasonably be expected to have the effect of prohibiting or impairing any material business practice of Parent or any of its Subsidiaries, any material acquisition of property (tangible or intangible) by Parent or any of its Subsidiaries, the conduct of business by Parent or any of its Subsidiaries, or otherwise limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or to compete with any Person after the Effective Time.

3.12 Title to Properties; Absence of Liens and Encumbrances.

(a) (i) None of the real property used or occupied by the Company or any of its Subsidiaries, in each case together with all buildout, fixtures and improvements created thereon (“Real Property”), is owned by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries ever owned any real property. All of the Real Property is leased or subleased by the Company or one of its Subsidiaries.

(ii) Schedule 3.12 sets forth all leases, subleases and other agreements pursuant to which the Company and each of its Subsidiaries derives its rights in the Real Property (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto, and the aggregate annual rent.

(iii) The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any material default by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any other Person. The Company has delivered to Parent complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company or any of its Subsidiaries and each landlord or sublandlord with respect to the Real Property. All rent and other charges currently due and payable by the Company or any of its Subsidiaries under the Leases have been paid.

(iv) The Company or one of its Subsidiaries is the holder of the tenant’s interest under the Leases and has not assigned the Leases nor subleased all or any portion of the premises leased thereunder. Neither the Company nor any of its Subsidiaries has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable Lease terms.

(b) The tangible assets and properties of the Company are adequate and sufficient, in all material respects, for the conduct of the business of the Company as currently conducted. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, other than Intellectual Property which is addressed in Section 3.14, free and clear of any Liens except for Permitted Liens.

(c) All material facilities, machinery, equipment, fixtures, vehicles, and other tangible personal properties owned, leased or used by the Company or any of its Subsidiaries are in all material respects (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted and (ii) in reasonable operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used.

(d) Neither the Company nor any of its Subsidiaries has sold, transferred, disclosed, made available to the public or otherwise released for distribution any of its confidential customer files, data contributed by a customer, or other customer information relating to the Company’s or any of its Subsidiaries’ current and former customers (the “Company Customer Information”), other than as expressly permitted pursuant to and in compliance with any written agreements with such customers and the Company’s and its Subsidiaries’ publicly available privacy policies. The Company has not exceeded or violated the permitted use of any Customer Information pursuant to the terms of the customer Contracts or applicable Law in any material respect. Except for information as provided by the Company or any of its Subsidiaries to sales representatives, distributors or resellers (which information is subject to a customary non-disclosure agreement), to the Company’s knowledge no Person other than the Company or one of its Subsidiaries possesses or has any claims or rights with respect to use of the Company Customer Information.

3.13 Governmental Authorization. Schedule 3.13 lists each material consent, license, permit, grant or other authorization issued to the Company, any of its Subsidiaries or any Employee by any Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of its business as currently conducted or, with respect to Company Products and Company Products Under Development, as currently proposed to be conducted, for the holding of any such interest in any of its properties (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to operate or conduct its business as currently conducted or, with respect to Company Products and Company Products Under Development, as currently proposed to be conducted, or to hold any interest in its properties or assets. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Employee, is in violation of any Company Authorization in any material respect.

3.14 Intellectual Property.

(a) (i) Schedule 3.14(a) lists and separately identifies (x) all Company Registered Intellectual Property (setting forth, for each item, the applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable) and (y) all hardware products and tools, software and firmware products and tools, and all services that are currently sold, published, offered for sale, or under development by the Company or any of its Subsidiaries. In addition, Schedule 3.14(a) sets forth for each Company Patent an accurate and complete list of all upcoming due dates and filing deadlines within 12 months following the date hereof.

(ii) Except as set forth on Schedule 3.14(a)(ii), the Company has complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Entities to maintain the patents and patent applications included in the Company Registered Intellectual Property (the “Company Patents”) in full force and effect, including payment of all required fees when due to such offices or agencies. The Company has no knowledge either of any prior art references that have not been properly disclosed in all applicable filings or of any prior public uses, sales, offers for sale or disclosures that would reasonably be expected to invalidate the Company Patents or any claim thereof, or of any conduct the result of which would reasonably be expected to render the Company Patents or any claim thereof invalid or unenforceable.

(iii) The original, first and joint inventors of the subject matter claimed in the Company Patents are properly represented in the Company Patents, and the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with.

(b) Except as set forth on Schedule 3.14(b), each item of Company Intellectual Property is either: (i) owned solely by the Company or one of its Subsidiaries free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company or one of its Subsidiaries and their permitted successors pursuant to a valid and enforceable written license. Other than in-bound “shrink-wrap” and “click-wrap” end-user licenses and similar generally available commercial binary code end-user licenses in each case that are not used for software development or in any software, products or services provided by the Company to its customers, all of the Company Intellectual Property that is used or held for use by the Company or any of its Subsidiaries pursuant to a license or other grant of rights by a third party is separately identified in Schedule 3.14(b). Except as set forth on Schedule 3.14(b), the Company and its Subsidiaries have and have had all rights in the Company Intellectual Property necessary to carry out the Company’s and its Subsidiaries’ former activities, current activities and currently planned activities with respect to the Company Products and Company Products Under Development, including, with respect to any Company Intellectual Property that is owned by the Company or a Subsidiary, all rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

(c) Except as set forth on Schedule 3.14(c), the Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound relating to any of the Company Intellectual Property, nor does the Company have knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and neither the Company nor any of its Subsidiaries is in default thereunder, nor to the knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such agreement in default thereunder. Immediately following the Closing Date, the Interim Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and each of its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any of its Subsidiaries would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. Except as set forth on Schedule 3.14(c), neither the Company nor any of its Subsidiaries is obligated to provide any consideration (whether financial or other) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or any of its Subsidiaries or the Interim Surviving Corporation, as successor to the Company or any of its Subsidiaries in the Company Intellectual Property.

(d) Except as set forth on Schedule 3.14(d), the use of the Company Intellectual Property by the Company and its Subsidiaries as previously used, as currently used and, with respect to Company Products and Company Products Under Development, as currently proposed to be used, including through the sale, marketing, distribution or provision of products or services by the Company or its Subsidiaries, has not infringed and does not and will not infringe any other Person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any claim of unfair competition under any applicable Law. Except as set forth on Schedule 3.14(d), no funds or facilities of any university or Governmental Entity were used in the development of Company Intellectual Property and no university or Governmental Entity or employee or staff member thereof has any rights in any Company Intellectual Property. Except as set forth on Schedule 3.20, no claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any of its Subsidiaries of any of the Company Intellectual Property that is owned by them have been asserted against the Company or any of its Subsidiaries or, to the Company’s knowledge, are threatened by any Person nor, to the Company’s knowledge, does there exist any valid basis for such a claim or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company and its Subsidiaries or by any licensee of the Company of any of its Subsidiaries, including by the sale, marketing, distribution or provision of the Company’s products, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or any of its Subsidiaries or, to the Company’s knowledge, are threatened by any Person nor, to the Company’s knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property that is owned by the Company or a Subsidiary, other than review of pending patent and trademark applications, and to the knowledge of the Company no such proceedings are threatened or contemplated by any Governmental Entity or any other Person. Except as set forth on Schedules 3.14(a) and (d), all Company Registered Intellectual Property is valid and subsisting. To the Company’s knowledge, except as set forth on Schedule 3.14(d), there is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property by any third party or Employee.

(e) Except as set forth on Schedule 3.14(e), the Company and its Subsidiaries have obtained from all parties (including Employees) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property owned by the Company or any of its Subsidiaries valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have delivered true and complete copies of such assignments to Parent.

(f) The transactions contemplated by this Agreement and the Related Agreements will not alter, impair or otherwise affect any rights of the Company or any of its Subsidiaries in any Company Intellectual Property.

(g) Except as set forth on Schedule 3.14(g), neither the Company nor any of its Subsidiaries has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.

(h) Except as set forth on Schedule 3.14(h), the Company and each of its Subsidiaries have taken commercially reasonable measures to establish and preserve its ownership of, and rights in, all Company Intellectual Property owned by the Company or any of its Subsidiaries in accordance with industry best practices. Without limiting the foregoing, neither the Company nor any of its Subsidiaries has made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information, each of which agreements is listed on Schedule 3.14(h).

(i) The Company Intellectual Property that is owned by the Company or a Subsidiary does not contain (i) any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware or (ii) any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

(j) Schedule 3.14(j) lists all license and similar Contracts to which the Company or any of its Subsidiaries is a party or by which any of them are bound, whether oral or in writing, express or implied, granting any right (whether contingent or otherwise) to use or practice any rights under any Company Intellectual Property, indicating for each such agreement whether the Company or one of its Subsidiaries is the licensee or licensor thereunder, excluding any agreements required to be listed on Schedule 3.14(k).

(k) Schedule 3.14(k) lists all licenses and similar Contracts to which the Company or any of its Subsidiaries is a party or by which any of them are bound, whether oral or in writing, pursuant to which the Company or any of its Subsidiaries holds rights to any third-party Intellectual Property (including any third-party software) (i) sold with, incorporated into, bundled with, or used in the development of any Company Product or (ii) used or held for use by the Company or any of its Subsidiaries for any other purpose (excluding, for purposes of clause (ii) only, any generally available, off-the-shelf software programs licensed by the Company or one of its Subsidiaries on standard terms), indicating for each such Contract the names of all items licensed thereunder.

(l) Except as set forth in Schedule 3.14(l)- Part 1, no Company Product (including any Company Product Under Development) contains any code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses) (“Publicly Available Software”). Except as set forth in Schedule 3.14(l)- Part 2, all Publicly Available Software used by the Company or any of its Subsidiaries has been used in its entirety and without modification. Except as set forth on Schedule 3.14(l) - Parts 1 and 2, no Company Intellectual Property is subject to any license terms that (i) require, or condition the use or distribution of any Company Intellectual Property on, the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property, other than Publicly Available Software that the

Company merely uses or redistributes without modification or (ii) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Intellectual Property owned by the Company or any of its Subsidiaries. Distribution or use by the Company and its Subsidiaries and its customers, distributors, OEMs, and end users of the open source hypervisor product in conjunction with any other item or items of Company Intellectual Property as previously used or distributed, as currently used or distributed, or with respect to existing Company Products or Company Products Under Development as proposed to be used or distributed, has not and will not cause such other item or items of Company Intellectual Property to be subject to the terms of any open source license agreement(s) related to the open source hypervisor product.

(m) Except as set forth on Schedule 3.14(m), none of the Company’s or any of its Subsidiaries’ professional services Contracts with their customers, Contracts with merchants, Contracts with outside consultants for the performance of professional services on the behalf of the Company, any of its Subsidiaries or any of their respective customers, nor any Contract with any end user or reseller of the Company’s or any of its Subsidiaries’ products, confers upon any Person other than the Company or its Subsidiaries (x) any ownership right with respect to any Intellectual Property developed in connection with such Contract or (y) the right to modify Company Intellectual Property or otherwise create derivative works thereof.

(n) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property owned by the Company or any of its Subsidiaries or used or held for use in any Company Product or used or held for use with respect to any of the Company’s products currently in development to any Person.

(o) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any Employee has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of the Company Intellectual Property owned by the Company or any Subsidiary or restrict the ability of the Company or any of its Subsidiaries to enforce, license, or exclude others from using the Company Intellectual Property.

(p) Except as set forth on Schedule 3.14(p), neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.

(q) Schedule 3.14(q) lists all Contracts pursuant to which the Company or any of its Subsidiaries is currently obligated or has a future obligation to provide support services (“Support Agreements”). Except for the nonstandard support agreements identified as such in Schedule 3.14(q), all of the Support Agreements are in all material respects in the form of the contract identified as the Standard Support Agreement set forth in Schedule 3.14(q) (the “Standard Support Agreement”). Except as specifically identified on Schedule 3.14(q), neither the Company nor any of its Subsidiaries is or would reasonably be expected to be obligated to provide support services beyond one year from the effective date of any support or license agreement. The Standard Support Agreement does not obligate the Company, the Interim

Surviving Corporation, Parent or any of their respective Subsidiaries to provide any improvement, enhancement, change in functionality or other alteration to the performance of any Company Product or Service after the Effective Time, other than error corrections and upgrades if and when made available to the Company’s customers generally. The versions of the Company Products currently supported by the Company and its Subsidiaries are set forth on Schedule 3.14(q). Except as set forth on Schedule 3.14(q), neither the Company nor any of its Subsidiaries nor any of their Affiliates has granted any other Person the right to furnish support or maintenance services with respect to the Company Products to any third Person.

(r) There is no governmental prohibition or restriction on the use of any Company Intellectual Property owned by the Company or any of its Subsidiaries in any jurisdiction in which the Company or any of its Subsidiaries currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.

3.15 Product Warranties; Services. (a) Except as set forth on Schedule 3.15(a), each product (including any software product) manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries (the “Company Products”) conforms in all material respects with the Company-agreed specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. Except as set forth on Schedule 3.15(a), neither the Company nor any of its Subsidiaries has any liability or obligation (and to the Company’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any liability or obligation) for replacement or repair thereof, indemnification with respect thereto or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice and in an amount, number and severity that is consistent with past practice and industry standards. Except as set forth on Schedule 3.15(a), no Company Product is subject to any guaranty, warranty, or other indemnity offered by or binding upon the Company or any of its Subsidiaries beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. Schedule 3.15 includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products.

(b) All services provided by the Company or any of its Subsidiaries to any third party (“Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties, all applicable Contracts and with all applicable Laws. There is no claim pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to any Services and, to the Company’s knowledge, there is no reasonable basis for the assertion of any such claim. Neither the Company nor any of its Subsidiaries has any liability or obligation, whether for indemnification or any damages or otherwise (and to the Company’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any liability or obligation) with respect to such Services.

3.16 Agreements, Contracts and Commitments. (a) Schedule 3.16 sets forth each material Contract to which the Company or any of its Subsidiaries is a party or by which they or their properties or assets are bound, in each case identifying specifically each amendment, extension, exhibit, statement of work, attachment, addendum, appendix and any other similar instrument or document relating thereto, including (without regard to materiality) all of the following:

(i) any collective bargaining Contract;

(ii) any Employment Agreement;

(iii) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement, that is not listed on Schedule 3.25(a);

(iv) any commission and/or sales Contract with an Employee, individual consultant or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any Subsidiary, that is not listed on Schedule 3.26(b) or 3.26(c);

(v) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements;

(vi) any fidelity or surety bond or completion bond;

(vii) any lease of tangible personal property having a value individually in excess of $50,000;

(viii) any Contract of indemnification or guaranty to any third party (other than agreements for the sale or resale of Company Products entered into in the ordinary course of business that provide indemnification only for patent infringement and that expressly disclaim special, consequential and punitive damages and for which the indemnification liability of the Company and its Subsidiaries in the aggregate is not material);

(ix) any Contract containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;

(x) any Contract relating to capital expenditures and involving future payments in excess of $100,000 in any individual case or $200,000 in the aggregate;

(xi) any Contract not already fully performed relating to the acquisition or disposition of a material amount of assets of a business or any material equity or ownership interest in any business enterprise outside the ordinary course of the Company’s or any of its Subsidiaries’ business or any Contract relating to the acquisition of a material amount of assets of a business of or any material equity or ownership interest in any business enterprise;

(xii) any Contract relating to the borrowing of money or the extension of credit or evidencing any Debt or securing such Debt;

(xiii) any unpaid or unperformed purchase order or other similar Contract (including for services) involving in excess of $100,000 in any individual case or $200,000 or more in the aggregate;

(xiv) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant Contract;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries has granted or may be obligated to grant in the future, to any Person, a source-code license or option or other right to use or acquire source code, including any Contracts that provide for source code escrow arrangements;

(xvi) any sales representative, original equipment manufacturer, value added re-seller, re-marketer or other Contract for distribution of the Company’s or any of its Subsidiaries’ products or services, or the products or services of any other Person;

(xvii) any Contract pursuant to which the Company or any of its Subsidiaries has advanced or loaned any amount to any Stockholder of the Company or any Employee, consultant or independent contractor thereof or any of its Subsidiaries, other than business travel advances in the ordinary course of business consistent with past practice;

(xviii) any joint venture, partnership, strategic alliance or other Contract involving the sharing of profits, losses, costs or liabilities with any Person or any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service;

(xix) each proposed material Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted by or received by the Company or any of its Subsidiaries that, if accepted by the receiving party, would obligate the Company or any of its Subsidiaries thereunder;

(xx) any Contract pursuant to which the Company or any of its Subsidiaries agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Company’s or any of its Subsidiaries’ sale, distribution, license, or support of any Company Products or Services or any of its Subsidiaries;

(xxi) any Contract obligating the Company or any Subsidiary to provide development, maintenance, support or other professional services on a fixed price, maximum fee, cap, milestone or other basis that provides for payment other than on an unrestricted “time and materials” basis; or

(xxii) any other Contract that involves $100,000 or more and is not cancelable without penalty upon 60 days notice or less.

(b) Each Contract set forth or required to be set forth on Schedule 3.16 is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now of hereinafter in effect relating to or affected creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). To the knowledge of the Company, no party obligated to the Company or any of its Subsidiaries pursuant to any such Contract is in material default thereunder. The Company and each of its Subsidiaries are in compliance in all material respects with and have not materially breached, violated or defaulted under, or received notice that they have materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor does the Company have knowledge of any event or occurrence that would reasonably be expected to constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both). The Company is in compliance in all material respects with all delivery requirements, schedules and other milestones under all agreements set forth or required to be set forth on Schedule 3.16 that are either material or with a customer, reseller, distributor, original equipment manufacturer or pursuant to which the Company or any of its Subsidiaries is performing technology or software development or other services and the Company has no reasonable basis to believe it will not continue to remain in compliance with such requirements, in each case except to the extent that the Company is unable to comply because the other party or parties thereto have not complied with delivery requirements and other milestones applicable to such other party or parties. The Company has not incurred any material cost over-runs on any agreement set forth or required to be set forth on Schedule 3.16 that is either material or with a customer, reseller, distributor, original equipment manufacturer or pursuant to which the Company or any of its Subsidiaries is performing technology or software development or other services and the Company has no reasonable basis to believe it will incur any such cost over-runs. The Company has delivered to Parent accurate and complete copies of all Contracts required to be set forth on Schedule 3.16, including all amendments, extensions, exhibits, statements of work, attachments, addenda, appendices and any other similar instrument or document relating thereto.

3.17 Change of Control Payments to Employees. Schedule 3.17 sets forth each plan or Contract of the Company or any of its Subsidiaries pursuant to which any amounts may become payable (whether currently or in the future) to Employees as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements.

3.18 Interested Party Transactions.

(a) To the Company’s knowledge, no officer, director or Affiliate of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services or (iii) a beneficial interest in any Contract to which the Company or any Subsidiary is a party or by which they or their properties are bound; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 3.18.

(b) There are no receivables of the Company or any of its Subsidiaries owing by any Employee or any consultant or independent contractor to the Company or any of its Subsidiaries (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). None of the Stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of its Subsidiaries.

3.19 Compliance with Laws. (a) The Company and each of its Subsidiaries, in all material respects, has complied with and is in compliance with, and has not violated and is not in material violation of, and has not received any notices of violation with respect to, any Law. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any Law. The Company and each of its Subsidiaries has protected all Customer Information and any information and data received from third Person providers in compliance in all material respects with all applicable Laws, including privacy Laws, and has not received any notice (written or oral) from any customer or other third Person regarding any actual, alleged, possible or potential violation of or failure to comply with any Law, including privacy Laws, by the Company or its Subsidiaries (nor, to the Company’s knowledge, does any customer or third Person have a reasonable basis to allege such a violation of Law). The Company and each of its Subsidiaries is in compliance in all material respects with its stated privacy policies contained on any websites maintained by or on behalf of the Company or any of its Subsidiaries and, in all material respects, all applicable privacy and anti-SPAM Laws.

(b) The Company and each of its Subsidiaries, in all material respects, has complied with, is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a violation of any Law related to the import and export of commodities, software, technology or other Intellectual Property, including the USA Patriot Act, the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Foreign Asset Control Regulations, customs Laws and any rules or regulations issued under any of the foregoing.

3.20 Litigation. Except as set forth on Schedule 3.20, there is no action, suit, proceeding or, to the Company’s knowledge, investigation of any nature pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets or any of their respective Employees in connection with their role as Employees of the Company or its Subsidiaries, as the case may be, nor, to the knowledge of the Company, is there any reasonable basis therefor. None of the Company, its Subsidiaries or their respective properties is subject to any order that materially impairs the Company’s or such Subsidiary’s ability to operate. Schedule 3.20 lists each action, suit or proceeding that has ever been commenced by or against the Company or any of its Subsidiaries and includes a brief description of each such action, suit or proceeding and the status or outcome thereof of each such proceeding.

3.21 Insurance. Schedule 3.21 sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations or Employees of the Company, any of its Subsidiaries or any Affiliate thereof, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries or any Affiliate thereof pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company, its Subsidiaries and its Affiliates are otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge of a threatened termination of, or material premium increase with respect to, any of such policies. None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

3.22 Minute Books and Records. The minute books and other similar records of the Company and its Subsidiaries contain complete and accurate records of all material actions taken by the Company’s or any of its Subsidiaries’ stockholders, boards of director or any committees thereof. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and its Subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

3.23 Environmental Matters. Except as has not had or would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) Hazardous Material. Neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(c) Permits. The Company and each of its Subsidiaries currently hold all Company Authorizations necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted.

(d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s knowledge, threatened, concerning any Company Authorization, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. To the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability.

3.24 Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements.

3.25 Employee Plans.

(a) Employee Plan Schedule. Schedule 3.25(a) sets forth each Company Employee Plan. Neither the Company nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing), or to enter into any Company Employee Plan.

(b) Employee Plan Documents. The Company has delivered to Parent (i) correct and complete copies of each Company Employee Plan, including all amendments thereto, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust, (iv) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters and rulings relating to each Company Employee Plan and copies of all material applications and correspondence (including specifically any correspondence regarding actual or pending audits or investigations) to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan, (vii) all material written agreements and contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts, (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to the Company and which are not reflected in the current summary plan description and plan document, (ix) all forms and notices relating to the provision of post-employment continuation of health coverage, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan, (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year, and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(c) Employee Plan Compliance. The Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Employee Plan and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the so called “GUST” and EGTRRA legislation, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan. Each Company Employee Plan that is not a bilateral agreement and each Company Employee Plan that is a bilateral agreement with a third party benefits provider can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms subject to applicable notice requirements, without liability to the Company, any of its Subsidiaries, Parent or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan. All annual reports and other filings required by the DOL or the IRS to be made have been timely made. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code. No Company Employee Plan is sponsored or maintained by any Co-Employer.

(d) Status. None of the Company, any of its Subsidiaries or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan that is subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. No Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.

(e) Multiemployer Plans. At no time has the Company, any Subsidiary or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(f) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Law.

(g) Effect of Transaction. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, any Company Employee Plan, trust or loan that could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, other than as set forth in the Transaction Bonus Plan, as expressly contemplated by this Agreement or as set forth on Schedule 3.25(g).

(h) Transaction Bonus Plan. At a meeting duly called and held on August 14, 2007, the board of directors of the Company approved and adopted the XenSource, Inc. 2007 Transaction Bonus Plan (the “Transaction Bonus Plan”), a correct and complete copy of which, together with the allocation schedule thereto, has been provided to Parent. The Transaction Bonus Plan provides for the payment of a maximum aggregate amount of $30,000,000 in cash (the “Transaction Bonus Amount”) to the Employees and in the individual amounts for each such Employee as set forth on the allocation schedule thereto.

3.26 Employment Matters.

(a) Schedule 3.26(a) sets forth, (i) with respect to each Current Employee (including any Employee who is on a leave of absence or on layoff status subject to recall), (w) the name of such Employee and the date as of which such Employee was originally hired by the Company or any of its Subsidiaries, and whether the Employee is on an active or inactive status, (x) such Employee’s title, (y) such Employee’s annualized compensation as of the date of this Agreement (except vacation and paid time off accrual amounts, which are set forth as of the last day of the month immediately preceding the date of this Agreement), including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms, and (z) any governmental authorization, permit or license that is held by such Employee and that is used in connection with the Company’s or any of its Subsidiaries’ business, and (ii) with respect to each current and former Employee, whether such current or former Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b) Schedule 3.26(b) contains a list of Persons who are currently performing services for the Company or any of its Subsidiaries and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Company is party to a consulting or independent contractor agreement with such Person. Any such agreements have been delivered to Parent and are set forth on Schedule 3.26(b). Any Persons now or heretofore engaged by the Company or any of its Subsidiaries as independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which Employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws.

(c) Each Employment Agreement and each visa or work permit for a current Employee is set forth on Schedule 3.26(c) and a copy of each Employment Agreement, work permit or visa and any amendment thereto has been delivered to Parent. Except as set forth in Schedule 3.26(c), the employment of each of the Employees is terminable by the Company at will.

(d) The Company and each of its Subsidiaries has delivered to Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements and Employment Agreements.

(e) (i) None of the Current Employees has given the Company or any of its Subsidiaries written notice terminating his or her employment with the Company or any of its Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of its Subsidiaries or in connection with the transactions contemplated by this Agreement, or expressed or otherwise indicated that he or she will not accept employment with Parent, (ii) neither the Company nor any of its Subsidiaries has a present intention to terminate the employment of any Current Employee, (iii) to the Company’s knowledge, no Current Employee has received, or is currently considering, an offer to join a business that is competitive with the Company’s or any of its Subsidiaries’ business, (iv) to the Company’s knowledge, no Current Employee, consultant or independent contractor is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any Governmental Entity, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or any of its Subsidiaries, or (B) the Company’s business or operations, (v) to the Company’s knowledge, no Current Employee, current independent contractor or current consultant is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, independent contractor or consultant to be employed or retained by the Company or any of its Subsidiaries, as the case may be, and (v) neither the Company nor any of its Subsidiaries is, and neither has ever been, engaged in any dispute or litigation with an Employee regarding intellectual property matters.

(f) Neither the Company nor any of its Subsidiaries is presently, nor have they been in the past, a party to or bound by any union Contract, collective bargaining Contract or similar Contract. Neither the Company nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize any Employees.

(g) Neither the Company nor any of its Subsidiaries is engaged, or has ever been engaged, in any unfair labor practice of any nature, which, if adversely determined, would, result in any material liability to the Company or any of its Subsidiaries. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Employees, consultants or independent contractors of the Company or any of its Subsidiaries with respect to the Company or any of its Subsidiaries. There is not now pending, and to the Company’s knowledge no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any other similar Law. Neither the Company nor any of its Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or independent contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) Except as set forth in Schedule 3.26(i), neither the Company nor any of its Subsidiaries has a severance pay practice or policy, (ii) neither the Company nor any of its Subsidiaries is liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s and its Subsidiaries’ policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company or any of its Subsidiaries, applicable Law or otherwise, and (iii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any of its Subsidiaries of any Persons employed by the Company or any of its Subsidiaries on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises or in the future will exist or arise, under any Company or any of its Subsidiaries’ benefit or severance policy, practice, agreement, plan, program, Law applicable thereto or otherwise, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee.

(j) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws, Contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees.

(k) There are no claims pending or, to the Company’s knowledge, threatened, before any Governmental Entity by any Employees or any other Person for damages, penalties or compensation or benefits arising out of the Company’s or any of its Subsidiaries’ status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition, wage and hour violations or otherwise. In addition, there are no pending, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries under any workers compensation policy or long-term disability policy.

(l) The Company and each of its Subsidiaries, and to the Company’s knowledge each Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an Employee will expire during the 12 month period beginning on the date hereof.

(m) Schedule 3.26(m) sets forth each Contract between the Company or any of its Subsidiaries and any officer, director, employee or agent with respect to indemnification of any such Person for providing services to the Company or any of its Subsidiaries or any of their respective Affiliates (collectively, the “D&O Indemnification Agreements”).

3.27 Foreign Corrupt Practices Act. The Company and each of its Subsidiaries and, to the Company’s knowledge, each Employee and agent of the Company or any of its Subsidiaries, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, any other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering. The books and records of the Company and each of its Subsidiaries have been and are maintained in compliance with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

3.28 Bank Accounts. Schedule 3.28 lists the name of each bank or other financial institution at which the Company or any of its Subsidiaries has an account, deposit or safe deposit box, the account number thereof and the names of all Persons authorized to draw thereon or to have access thereto.

3.29 Customers. Schedule 3.29 sets forth, and provides a summary of the revenues received from, each customer that, together with such customer’s Affiliates, contributed to the consolidated gross revenues of the Company and its Subsidiaries since the Company’s inception. Neither the Company nor any of its Subsidiaries has received written notice from any customer indicating that any current customer intends not to renew its agreement with the Company and its Subsidiaries.

3.30 Representations Complete. None of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in any Company Schedule or any certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing as follows:

4.1 Organization of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The LLC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Merger Sub and the LLC has all requisite power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent, Merger Sub and the LLC has all requisite corporate or limited liability company power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Parent, Merger Sub or the LLC is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (including any necessary shareholder vote or approval) or limited liability company action on the part of Parent, Merger Sub and the LLC. This Agreement has been, and each of the Related Agreements to which Parent, Merger Sub or the LLC is a party will have been as of the Closing, duly executed and delivered by Parent, Merger Sub and the LLC and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent, Merger Sub and the LLC), this Agreement constitutes and each of the Related Agreements to which they are a party will at the Closing constitute valid and binding obligations of Parent, Merger Sub and the LLC, enforceable against each of Parent, Merger Sub and the LLC in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or of Parent, Merger Sub and the LLC in connection with the execution and delivery of this Agreement and the Related Agreements by Parent, Merger Sub and the LLC or the consummation by Parent, Merger Sub and the LLC of the transactions contemplated hereby or thereby except for (i) the filing of a permit application for and the issuance of the California

Permit by the California Department of Corporations, or the filing and effectiveness of a registration statement on Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the LLC Certificate of Merger with the Secretary of State of the State of Delaware to consummate the LLC Merger, (iv) such consents, waiver, approvals, orders, authorizations, registrations, declarations, notices and filings required under the HSR Act and other applicable antitrust or competition Laws, if any, (v) obligations of Parent, Merger Sub and the LLC specifically set forth in this Agreement including pursuant to Article VII, (vi) filings under the Securities Act and the Exchange Act and with Nasdaq, and (vii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations, filings, or notices that if not obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.

4.3 No Conflict. The execution and delivery by Parent, Merger Sub and the LLC of this Agreement and any Related Agreement to which Parent, Merger Sub or the LLC is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any violation of or default under (with or without notice or lapse of time, or both) (i) any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub or the limited liability company agreement of the LLC, (ii) any Contract to which Parent or Merger Sub is a party or by which they are bound, or (iii) any Law applicable to Parent, Merger Sub or the LLC or any of their respective properties or assets (whether tangible or intangible), except, in the case of (i), (ii) or (iii), for such violations or defaults as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

4.4 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger as Stock Consideration, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in compliance with applicable United States and United Kingdom securities Laws; provided, however, that the shares of Parent Common Stock to be issued hereunder to Affiliates of the Company will be subject to restrictions on transfer under Rule 145.

4.5 Capitalization. The authorized capital stock of Parent consists of: 5,000,000 shares of preferred stock, $.01 par value per share (the “Parent Preferred Stock”), of which no shares are issued or outstanding; and 1,000,000,000 shares of Parent Common Stock, of which: (a) as of June 30, 2007, approximately 179,750,000 shares were issued and outstanding (not including treasury shares) and (b) as of June 30, 2007, approximately 17,017,000 shares were reserved for issuance pursuant to Parent’s stock plans and employee stock purchase plan (the “Parent Options”). Except for the Parent Preferred Stock, the Parent Options, shares of restricted Parent Common Stock and for structured share repurchase agreements, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound obligating Parent or any of its subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock or any capital stock of its subsidiaries or obligating Parent or any of its subsidiaries to enter into any such option, warrant, call, right, commitment or agreement.

4.6 Litigation. There is no action, suit or proceeding of any nature pending or, to Parent or Merger Sub’s knowledge, threatened against Parent or Merger Sub that would have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

4.7 Parent Annual Report and 2007 Disclosure. Subject to any Option Effect:

(a) As of the date of this Agreement, the Parent Draft 10-K, when reviewed in its entirety, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, each of the consolidated financial statements of Parent (including, in each case, the notes thereto) included in the Parent Draft 10-K, when viewed collectively and in its entirety, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto (except that the consolidated financial statements included in the Parent Draft 10-K do not include any report or opinion of Parent’s independent registered public accounting firm); (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto except that the consolidated financial statements included in the Parent Draft 10-K do not include any report or opinion of Parent’s independent registered public accounting firm); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries and the consolidated results of Parent’s and its subsidiaries’ operations and cash flows as of the dates and for the periods indicated (subject, in the case of unaudited financial statements, to normal audit adjustments).

(c) As of the date of this Agreement, the Parent 2007 Disclosure does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

For the purposes of clarity, the representations and warranties set forth in this Section 4.7 are qualified in their entirety and are subject to any and all Option Effects.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, (x) except to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time and (y) except as expressly contemplated by this Agreement, the Company shall not, and shall cause each of its Subsidiaries to not, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed:

(a) Re-price or amend the terms of any Company Stock Right, including accelerating the vesting thereof;

(b) Terminate, amend any term or provision of, grant any additional awards under, or change any allocations under the Transaction Bonus Plan;

(c) Terminate, amend, modify, waive or release any term or provision of any Vesting Continuation Agreement or Option Reset Agreement;

(d) Enter into any Contract, make any payments (other than pursuant to and as required by the terms of existing Contracts) or enter into any commitment or transaction, in each case other than in the ordinary course of business and other than any such Contract, payment or commitment individually having an aggregate value, cost or amount not in excess of $50,000;

(e) Issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or Subsidiary Securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except for (w) stock options or stock awards that do not include any provisions relating to acceleration of vesting that are granted or awarded pursuant to the Company Option Plan after the date hereof in the ordinary course of business to newly hired Employees or newly engaged consultants or independent contractors, provided that any such Employees have executed and delivered to the Company an Option Reset Agreement, (x) the issuance of Company Common Stock upon conversion of any presently outstanding shares of Company Preferred Stock, (y) the issuance of Company Common Stock upon exercise of presently outstanding vested Company Stock Rights or (z) the issuance of Company Stock Rights pursuant to Contracts set forth on Schedule 3.3(b); provided, that (i) the Company timely pays in cash all Taxes required to be withheld and paid in connection with any such grant, issuance, exercise or conversion, (ii) the amount of such Taxes is contributed to the Company in cash or check by the Person granted, exercising or converting such Company Stock Right, (iii) for purposes of determining the amount of such Taxes, the fair market value of the Company Common Stock received pursuant to such exercise or conversion is deemed to be equal to the maximum aggregate consideration payable with respect to such Company Common Stock pursuant to this Agreement, including for this purpose any consideration to be deposited with the Escrow Agent as part of the Escrow Amount, unless some other fair market value is agreed to in writing by Parent and the Company and (iv) the Company promptly notifies Parent of such grant, issuance, exercise or conversion);

(f) (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any material assets constituting all or substantially all of the business of or equity securities of, or by any other manner, any business or any Person, or (ii) otherwise acquire or agree to acquire any material assets outside of the ordinary course of business consistent with past practices;

(g) Hire or engage any Employees, independent contractors or consultants, or promote any current Employees or change the employment status or titles of any of the current Employees, or cause any reductions in force, except for the hiring, engagement or promotion of Employees, independent contractors or consultants in the ordinary course of business at compensation rates comparable to other current Employees, independent contractors or consultants at similar levels;

(h) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

(i) Take any action that would reasonably be expected to cause a breach of any of the provisions of Section 3.9 (except the taking of any action described in Sections 3.9(k), (m) and (n) in the ordinary course of business) had such action occurred after the Balance Sheet Date and prior to the date of this Agreement (without regard to disclosures on the Company Schedules); or

(j) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (i) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

5.2 No Control of the Company’s Business. The parties acknowledge and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company or its Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Law.

ARTICLE VI

CERTAIN COVENANTS

6.1 Access to Information. From the date hereof through and including the Effective Time and except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or as would reasonably be expected to violate the attorney client privilege of the Company (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), the Company shall afford Parent and its accountants, legal counsel, and other representatives reasonable and timely access during normal business hours during the period prior to the Effective Time to (a) all of the properties, facilities, books, contracts, commitments, records, current Employees, customers and partners (provided the Company cannot guarantee that any customer or partner will be responsive) of the Company and its Subsidiaries and (b) all other information concerning the business, finances, properties, products, services, litigation, technology and personnel of the Company and its Subsidiaries as Parent may reasonably request. The Company agrees to provide Parent and its accountants, legal counsel, and other representatives copies of any internal financial statements prepared by the Company promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.2 Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement, dated as of June 26, 2007 (the “Nondisclosure Agreement”), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms.

6.3 Public Disclosure. Unless otherwise required by Law (including applicable securities Laws) or by regulatory authority, prior to the Effective Time no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto, any Stockholder, any holder of Company Options or any Affiliate of any of the foregoing (other than as contemplated by this Agreement and other than a press release, Form 8-K and a stockholder conference call by Parent in connection with the execution of this Agreement) unless approved by Parent and the Company prior to release and other than to employees of and consultants to the Company; provided, that such approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the immediately preceding sentence, in the event that the Company or Parent is required by Law to make any such disclosure, each of the Company or Parent, as applicable, shall notify the other prior to making such disclosure and shall use commercially reasonable efforts to give the other party an opportunity (as is reasonable under the circumstances) to comment on such disclosure.

6.4 Consents. The Company shall promptly apply for or otherwise promptly seek and use its commercially reasonable efforts to promptly obtain all material consents and approvals required to be obtained by it for the consummation of the Merger, including all consents, waivers, or approvals under any of the material Contracts in order to preserve the benefits thereunder for the Interim Surviving Corporation and otherwise in connection with the Merger. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent promptly after the date hereof an executed original of the letter attached hereto as Schedule 6.4(a).

6.5 Antitrust Filings.

(a) Parent and the Company will each make, or cause its Affiliates to make, in timely fashion all filings required under the HSR Act and such other filings as Parent deems necessary or desirable in connection with the Merger under other applicable antitrust or competition Laws (collectively, the “Antitrust Filings”) with the appropriate Governmental Entity designated by Law to receive such filings. The Company and Parent shall each pay any filing fees for which it is responsible in connection with the Antitrust Filings.

(b) As promptly as is practicable after receiving any request from any appropriate Governmental Entity for information, documents, or other materials in connection with the review of the Antitrust Filings, Parent or the Company, as the case may be, shall use its commercially reasonable efforts to comply with such request. The Company and Parent shall each cooperate reasonably with the other in connection with resolving any inquiry or investigation by any Governmental Entity relating to the Antitrust Filings. The Company and Parent shall each promptly inform the other of any communication with, and any proposed understanding, agreement, or undertaking with any Governmental Entity relating to its Antitrust Filing. The Company and Parent shall each give the other reasonable advance notice of, and the opportunity to participate in (directly or through its representatives) any inquiry or investigation by, or any material meeting or conference (whether by telecommunications or in person) with, any Governmental Entity relating to the Antitrust Filings.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require or be construed to require Parent or any of its Affiliates, in order to obtain the consent or successful termination of any review of any Governmental Entity regarding the Merger, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets or businesses, of Parent or any of its Affiliates or of the Interim Surviving Corporation or the Final Surviving Entity (or to consent to any sale, or agreement to sell, by Parent or by the Interim Surviving Corporation or the Final Surviving Entity of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent of any assets or businesses (including any assets or businesses of the Interim Surviving Corporation or the Final Surviving Entity), (ii) enter into any contract or be bound by any obligation that Parent may deem in its sole discretion to have an adverse effect on the benefits to Parent of the Merger, (iii) modify any of the terms of this Agreement or the Merger, or the transactions contemplated hereby or thereby, or (iv) initiate or participate in any legal proceeding with respect to any such matters.

(d) In the event that Parent is required, in order to obtain the consent or successful termination of any review under any Law regarding the Merger, to take any of the actions set forth in Section 6.5(c) or if such consent or successful termination has not been obtained within 90 days following the date of Parent filing its Antitrust Filing under any applicable antitrust or anti-competition Law, Parent shall have the right to abandon its efforts to obtain approval under such antitrust or anti-competition Law of the Merger, notwithstanding this Section 6.5. If Parent so elects to abandon its efforts to seek such approval, it shall promptly give notice of such abandonment to the Company.

6.6 Conditions to the Merger; Further Assurances. Subject to Sections 6.5(c) and 6.5(d), each of the parties to this Agreement shall use its commercially reasonable efforts to (a) effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements; provided, however, that no party hereto shall be required to modify any of the terms of this Agreement or the Merger, or the transactions contemplated hereby or thereby, in order to obtain the California Permit.

6.7 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence or non-occurrence of any event that is likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any failure to comply with or satisfy in any material respect any of its covenants, conditions or agreements to be complied with or satisfied by it hereunder and (iii) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions to the other party’s obligations set forth in Article IX incapable of satisfaction; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

6.8 Benefit Arrangements.

(a) Subject to the other provisions of this Section 6.8, Parent agrees that all full-time Employees of the Company and its Subsidiaries who continue employment with the Interim Surviving Corporation after the Effective Time (the “Continuing Employees”) shall have the opportunity to participate, or to continue to participate, in employee benefit plans and arrangements of the Interim Surviving Corporation or, at Parent’s election, of Parent, that provide the following benefits: (i) with respect to those Continuing Employees in the United Kingdom — PHI cover (permanent health cover), pension scheme, holiday, life assurance, BUPA medical cover and eye cover; and (ii) with respect to those Continuing Employees outside of the United Kingdom — medical/dental/vision insurance, life insurance and short-term and long-term disability insurance (collectively, clauses (i) and (ii), the “Plans”). Parent intends to transition the Continuing Employees into Plans maintained by Parent or its Subsidiaries as follows: (x) with respect to those Continuing Employees in the United Kingdom, effective no later than January 1, 2008 or, if the Closing has not occurred by such date on the next open enrollment or renewal date with respect thereto (other than with respect to life assurance, BUPA medical coverage and eye cover, which shall be effective on the later of January 1, 2008 or on the next renewal date with respect thereto); and (y) with respect to those Continuing Employees outside of the United Kingdom, effective January 1, 2008 or, if the Closing has not occurred by such date on the next open enrollment or renewal date with respect thereto. Participation of the Continuing Employees in such Plans shall be in accordance with the terms and conditions of the Plans; provided, however, that nothing in this Section 6.8 or elsewhere in this Agreement shall limit the right of Parent or the Interim Surviving Corporation to amend or terminate any such benefit at any time. Nothing in this Section 6.8 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Interim Surviving Corporation or any other Subsidiary of Parent, and the employment of each Continuing Employee shall be “at will” employment, if permitted under applicable Law.

(b) Parent will cause the Continuing Employees (i) to have benefits (excluding equity compensation) that are substantially similar, in the aggregate, to the benefits provided by either, at Parent’s election, (x) the Company or any of its Subsidiaries to the Continuing Employees (and their eligible dependents) immediately prior to the Closing Date, or (y) Parent or its Subsidiaries to employees of Parent or its Subsidiaries (and their eligible dependents) serving in comparable positions. Upon the completion of the transition of the Continuing Employees and their eligible dependents to participation in its Plans following the Closing Date as set forth in Section 6.8(a), (i) Parent will allow such Continuing Employees and their eligible dependents to participate in such Plans on terms no less favorable than those provided to similarly situated employees of Parent or its Subsidiaries, (ii) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under such Plan (excluding any stock option or equity incentive plans of Parent) for years of service with the Company (or any of its Subsidiaries) prior to the Closing Date, and (iii) subject to any required third party insurer’s consent, Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived (to the extent not applicable under the Company’s plans) and will provide credit for any co-payments and deductibles prior to the Closing Date but in the plan year which includes the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply for such plan year after the Closing Date.

(c) The Company shall take all necessary actions to cause its 401(k) plan to be terminated prior to the Effective Time, including having the Company’s board of directors vote to so terminate the Company’s 401(k) plan. As soon as practicable after the Closing Date, Parent shall permit the Continuing Employees to enroll in Parent’s 401(k) plan.

(d) Upon written notice from Parent to the Company prior to the Closing and subject to applicable Law as determined by the Company in its sole reasonable discretion, the Company shall effective immediately prior to the Effective Time terminate the employment of any Employee who has not executed and delivered to the Company an Option Reset Agreement and a Vesting Continuation Agreement (each such Employee, a “Terminated Employee”).

6.9 Indemnification of Directors and Officers of the Company.

(a) Indemnification Obligations. During the period ending six years after the Closing Date, Parent will ensure that the Interim Surviving Corporation or any successor thereto fulfills and honors the obligations of the Company to the Company’s directors and officers (the “Indemnified D&Os”) pursuant to the terms of the Company Certificate of Incorporation and the By-laws of the Company as in effect at the Effective Time.

(b) Insurance. The Company shall purchase a directors’ and officers’ liability insurance policy for the Company’s directors and officers providing for coverage for six years following the Closing Date (the “D&O Policy”). Parent shall not, and shall cause the Interim Surviving Corporation and the Final Surviving Entity to not, take any action to terminate the D&O Policy.

(c) Sale of Assets. Parent will not, nor will Parent permit the Interim Surviving Corporation or the Final Surviving Corporation to, sell all or substantially all of the Parent’s, the Interim Surviving Corporation’s or the Final Surviving Corporation’s assets unless, in the event the acquiring Person (A) has a net worth less than $500,000,000, Parent guarantees the obligations imposed by this Section 6.9 or (B) has a net worth equal to or greater than $500,000,000, the acquiring Person assumes the obligations imposed by this Section 6.9. If Parent, the Interim Surviving Corporation or the Final Surviving Corporation is party to any merger or consolidation that would require the acquiring Person to assume the obligations imposed by this Section 6.9 in order for such obligations to be binding on such acquiring Person by operation of law, Parent shall in the event the acquiring Person (A) has a net worth less than $500,000,000, guarantee the obligations imposed by this Section 6.9 or (B) has a net worth equal to or greater than $500,000,000, provide for the acquiring Person to assume the obligations imposed by this Section 6.9.

(d) Termination of D&O Indemnification Agreements. The Company will use commercially reasonable efforts to terminate each of the D&O Indemnification Agreements.

6.10 Transaction Bonus Plan. Immediately following the Closing Parent will assume, and will promptly thereafter satisfy, the Company’s obligations under the Transaction Bonus Plan.

6.11 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 11.1 hereof, the Company shall not (nor shall the Company permit any of its Subsidiaries or any of their respective employees, stockholders, advisors, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, assets, Intellectual Property or technologies of the Company or its Subsidiaries, or any amount of the Company Capital Stock or any Subsidiary Securities (whether or not already outstanding), whether by merger, purchase of assets, purchase of securities, tender offer, exclusive license or otherwise, or effect any such transaction (a “Proposal”), (ii) disclose any confidential information to any Person concerning the business, Intellectual Property, technologies or properties of the Company or its Subsidiaries (other than in the ordinary course of business in connection with sales, distribution or product development matters), or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any Proposal, or (iv) enter into any agreement with any Person with respect to a Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Proposal, or any request for disclosure or access as referenced in clause (ii) above, the Company shall immediately (x) suspend any discussions with such offeror or Person with regard to such offer, proposal, or request and (y) notify Parent thereof, including information as to the material terms of the Proposal and the identity of the Person making such Proposal or request.

The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.11 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.11 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Employee, stockholder, agent, advisor, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

6.12 Resignation of Officers and Directors. The Company shall obtain the resignation of all officers and directors of the Company and such officers and directors of its Subsidiaries as Parent designates in writing, effective as of the Effective Time.

6.13 Employee Confidentiality and Non-Solicitation Agreements. At the request of Parent, the Company will use its commercially reasonable efforts to cause the Continuing Employees to execute, prior to the Closing, Parent’s form of Employee Confidentiality and Non-Solicitation Agreement, it being understood that such Employee Confidentiality and Non-Solicitation Agreements shall be effective contingent upon the Closing.

6.14 Company Options. Effective as of the Effective Time, Parent shall assume the Company Option Plan and each Company Option that is outstanding as of the Effective Time (each, an “Assumed Company Option”) together with the option agreement representing each such Assumed Company Option; provided, that (i) each Assumed Company Option shall thereafter be exercisable for such number of shares of Parent Common Stock as equals the number of shares of Company Common Stock subject to such Assumed Company Option multiplied by the Option Exchange Ratio (rounded down to the nearest whole number), (ii) each such Assumed Company Option shall be and become exercisable only as provided in the applicable Option Reset Agreement and (iii) the exercise price per share of each such Assumed Company Option shall be equal to the exercise price per share set forth in the option agreement for such Assumed Company Option divided by the Option Exchange Ratio (rounded up to the next whole cent). For the avoidance of doubt, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code. The Company and the administrator of the Company Option Plan (the “Administrator”) shall each use its commercially reasonable efforts to cause (i) the Company Option Plan to be duly amended to the extent required to permit the assumption of the Assumed Company Options as contemplated by this Section 6.14; (ii) the Company Option Plan and all Company Options that are issued and outstanding as of the Effective Time to be assumed by Parent on the terms and conditions set forth in this Section 6.14; and (iii) each holder of an Assumed Company Option to execute an Option Reset Agreement in the form attached hereto as Exhibit E (“Option Reset Agreement”). The holders of Company Options have been or will be properly given by the Company, or shall have properly waived, any required notice prior to the Merger. The Company and the Administrator shall also cause the Company Option Plan to be amended such that, after the Effective Time, (x) no further option grants may be made under the Company Option Plan, and (y) outstanding Company Options cannot be repriced. Parent shall take all corporate action necessary to reserve for issuance under the Company Option Plan a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Company Options. Subject to applicable Law, within 90 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Parent Common Stock subject to the Assumed Company Options and shall use commercially reasonable efforts at least equivalent to those used in maintaining the effectiveness of Parent’s other registration statements on Form S-8 to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Company Options remain outstanding.

6.15 Termination of Certain Agreements. The Company shall take all such steps as may be necessary to (i) terminate, as of the Closing, each of the Investor Agreements and (ii) deliver all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Capital Stock and Company Stock Rights.

6.16 Certain Deliveries. On or prior to the Closing Date, the Company will deliver to Parent on one or more CD-ROM disks a complete and accurate electronic copy of the “DataSite” as it existed on the date of this Agreement. Delivery of any item included in the CD-ROM disks pursuant to this Section 6.16 shall constitute “delivery” within the meaning of Article III as of the date of this Agreement.

6.17 Company Affiliates. Schedule 6.17 sets forth those Persons who may be “affiliates” of the Company, in the Company’s reasonable judgment, within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145”) (each such Person, a “Rule 145 Affiliate”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent and Merger Sub shall be entitled to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and to place the following legend on the certificates evidencing any Parent Common Stock to be received by any Rule 145 Affiliates pursuant to the terms of this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if the Rule 145 Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

6.18 Blue Sky Laws. Parent shall use its commercially reasonable efforts to comply with the securities and blue sky Laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky Laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

6.19 Nasdaq Global Select Market. To the extent required by The Nasdaq Global Select Market (“Nasdaq”), Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock issuable in connection with the Merger to be authorized for listing on Nasdaq as of the Effective Time, subject to official notice of issuance.

6.20 Conversion of Preferred Stock. The Company shall solicit the consent of the holders of Company Preferred Stock to mandatorily convert all of the Company Preferred Stock.

6.21 Parent Nasdaq Determination. Parent shall use its commercially reasonable efforts to submit to The NASDAQ Stock Market LLC a request for a written interpretation of Rule 4350(i)(1) of the Marketplace Rules of the National Association of Securities Dealers that would permit Parent to make the Parent Nasdaq Determination and to obtain such determination. Promptly upon request by the Company or its legal counsel, Parent shall advise the Company regarding the status of its efforts to obtain such request for a written interpretation.

ARTICLE VII

SECURITIES ACT COMPLIANCE; STOCKHOLDER APPROVAL

7.1 Securities Act Exemption. It is intended that the Parent Common Stock to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemption from the registration requirements of Section 5 of the Securities Act set forth in Section 3(a)(10) thereof.

7.2 California Permit; Fairness Hearing. Parent and the Company shall use their commercially reasonable efforts to file, subject to the availability of all necessary information, by the later to occur of (x) seven (7) Business Days following the execution of this Agreement and (y) three (3) Business Days following the filing of Parent’s Form 10-K with the SEC for the fiscal year ended December 31, 2006, all necessary documents, and Parent shall use its commercially reasonable efforts to apply to obtain a permit (a “California Permit”) from the Commissioner of Corporations of the State of California (after a hearing before such Commissioner) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), so that the issuance of Parent Common Stock in the Merger shall be exempt from registration under the Securities Act, pursuant to the exemption provided by Section 3(a)(10) thereof, and the Company shall prepare, with the cooperation of Parent, a related information statement or other disclosure document (the “Information Statement”) for filing with the California Permit application. The Company shall cooperate with, and provide information to, Parent in connection with Parent’s application for the California Permit. The Company and Parent will respond to any comments from the California Department of Corporations and work together in good faith and use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing; provided, however, that no party shall be required to modify any of the terms of this Agreement or the Merger, or the transactions contemplated hereby or thereby, in order to obtain the California Permit. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or appropriate under the Fairness Hearing Law and applicable securities Laws for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information

Statement any information with respect to Parent or its Affiliates, the form and content of which shall not have been approved by Parent prior to such inclusion. As promptly as practical after the date of this Agreement, Parent and the Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky Laws relating to the transactions contemplated by this Agreement.

7.3 Registration Statement. In the event that the Commissioner of Corporations of the State of California (i) denies the California Permit or (ii) does not issue the California Permit by or if the parties mutually determine that they will not receive the California Permit by November 30, 2007 (the “Determination Date”), then Parent shall use commercially reasonably efforts to file a registration statement on Form S-4 with the SEC (the “Registration Statement”) prior to December 31, 2007, subject to applicable Law and Parent’s eligibility to make such a filing, for purposes of registering under the Securities Act the offering and issuance of the shares of Parent Common Stock to be issued in the Merger, in which case:

(a) the Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time it shall have obtained knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the proxy statement and/or prospectus to be sent to Stockholders in connection with the Company Stockholders Meeting (the “Proxy Statement”), in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law, and the Company and Parent shall cooperate in filing with the SEC or its staff or any other government officials, and/or delivering to the holders of Company Capital Stock, any such amendment or supplement;

(b) the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement, which shall include the Proxy Statement, and Parent shall use its commercially reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable thereafter;

(c) each party hereto shall notify the other promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Proxy Statement or any other filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Proxy Statement or other filing;

(d) the Registration Statement, the Proxy Statement and any other materials submitted to the Stockholders in connection with the Company Stockholders’ Meeting will comply in all materials respects with applicable Law;

(e) the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time or the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(f) the information supplied by the Parent for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time or the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

(g) if the SEC requires a Tax opinion in connection with the filing of the Registration Statement, (i) Parent shall use its commercially reasonable efforts to cause its counsel to provide such opinion addressed to Parent and (ii) the Company shall use its commercially reasonable efforts to cause its counsel to provide such opinion addressed to the Company; provided, that the issuance of such opinions shall be conditioned upon the receipt by such counsels of customary representation letters from each of the Company and Parent in a form reasonably agreed to by the parties, and the parties shall otherwise reasonably cooperate with each other in the issuance of such legal opinions.

7.4 Stockholder Approval.

(a) As promptly as practicable, but in no event more than three (3) Business Days, after the receipt of a California Permit or after the Registration Statement is declared effective by the SEC pursuant to the Securities Act, the Company shall submit this Agreement and the transactions contemplated hereby (including the Merger) to all of the Stockholders for approval and adoption as provided by the DGCL and to the extent applicable the CGCL and the Company Certificate of Incorporation and By-laws of the Company. Such submission, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Stockholders of: (i) the escrow and indemnification obligations of the Stockholders set forth in Articles II and X hereof and the deposit of the Escrow Amount with the Escrow Agent and (ii) the appointment of John G. Connors as the Stockholder Representative, with the rights and responsibilities set forth in this Agreement.

(b) Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent (which approval shall not be unreasonably withheld or delayed) and shall include information regarding the Company, the terms of the Merger, this Agreement and the Related Agreements, and include the recommendation of the board of directors of the Company to adopt and approve this Agreement and approve the Merger and the other transactions contemplated by this Agreement, and a statement that the Company’s board of directors has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Stockholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates, the form and content of which shall not have been approved by Parent prior to such inclusion, which approval shall not be unreasonably withheld or delayed.

(c) The Company shall use its commercially reasonable efforts to obtain the approval of or consent to the Merger and this Agreement of as many of its Stockholders as possible as promptly as practicable following the distribution of the Soliciting Materials and, in any event, within thirty (30) days following the receipt of the California Permit or the date on which the Registration Statement is declared effective by the SEC pursuant to the Securities Act. The Soliciting Materials shall include all notices and disclosures required under Section 262 of the DGCL and Sections 1300 through 1311 of the CGCL. The Company and Parent shall mutually agree as to whether the approval of this Agreement and the Merger and the transactions contemplated hereby by the Stockholders shall be sought by written consent or by means of a Stockholder meeting (the “Company Stockholders Meeting”), and in the absence of such agreement such approval shall be sought by written consent. If approval is sought by means of a Company Stockholders Meeting, the Company and Parent shall mutually agree to the date of the Company Stockholders Meeting and the Company shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders Meeting without the consent of Parent.

(d) The Company shall use its commercially reasonable efforts to cause each Continuing Employee who is a Stockholder to execute a Vesting Continuation Agreement in the form attached hereto as Exhibit F (“Vesting Continuation Agreement”) as promptly as practicable following the date hereof.

ARTICLE VIII

TAX MATTERS

8.1 Tax Representations. Subject to such exceptions as are disclosed in the Company Schedules corresponding to the applicable Section and subsection or clause of this Article VIII (or disclosed in any other Section, subsection or clause of the Company Schedules; provided, that it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other Section, subsection or clause of this Article VIII), the Company hereby represents and warrants to each of Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

(a) The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed (determined without regard to extensions). The Company and each of its Subsidiaries have timely paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). The Company and each of its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid. All Tax Returns filed by the Company and the Subsidiaries were complete and correct in all material respects. Neither the Company nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code, and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. The Company and each of its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law). There are no Liens for Taxes upon any of the Company’s or any of its Subsidiaries’ assets, other than Liens for ad valorem Taxes not yet due and payable, and there is no reasonable basis for the imposition of such Liens.

(b) None of the Tax Returns filed by the Company or any of its Subsidiaries or Taxes payable by the Company or any of its Subsidiaries have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Company’s knowledge, has been threatened in writing.

(c) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of its Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All affirmative elections that would have a material impact on the Taxes affecting the Company or any of its Subsidiaries, as of the date hereof, are set forth in the Company Financial Statements or in Schedule 8.1(c).

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract or plan (including any Company Stock Rights and the Transaction Bonus Plan) that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company or any of its Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. All recipients of the Merger Consideration have provided all necessary documentation so that no portion of the Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

(e) Neither the Company nor any of its Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income Tax purposes. Neither the Company nor any of its Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor any of its Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code. Neither the Company nor any of its Subsidiaries has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise, and, not including any changes required to be made as a result of entering into Parent’s federal consolidated group, will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries

has participated in an international boycott as defined in Section 999 of the Code. Neither the Company nor any of its Subsidiaries (nor any predecessor) has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income Tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax Law. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(f) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement) other than be reasons of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law). Neither the Company nor any of its Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(g) The unpaid Taxes of the Company and its Subsidiaries will not, as of the Closing, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Closing Balance Sheet.

(h) Schedule 8.1(h) lists all jurisdictions (whether foreign or domestic) to which any material amount of Tax is properly payable by the Company or any of its Subsidiaries. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction. Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment or other Taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.

(i) The Company has delivered to Parent correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company or any of its Subsidiaries since January 1, 2004.

(j) Since the Balance Sheet Date, there has not been any change in any method of Tax accounting or any making of a Tax election or change of an existing election by the Company or any of its Subsidiaries.

(k) Each plan, program, arrangement or agreement which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 8.1(k)(i). Except as set forth on Schedule 8.1(k)(ii), since December 31, 2004, each plan, program, arrangement or agreement there identified has been operated in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(l) Neither the Company nor any of its Subsidiaries has been (i) the subject of an IRS private letter ruling (or similar Tax ruling under state, local or foreign Law) that has continuing effect; (ii) the subject of a “closing agreement” as that term is defined in Section 7121 of the Code (or any comparable agreement under state, local or foreign Law) with any Tax authority that has continuing effect; or (iii) granted a power of attorney with respect to any Tax matters that continues in effect.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, or (ii) prepaid amount received on or prior to the Closing Date. There are no requests for rulings or determinations in respect of any Tax pending between the Company and any governmental authority.

(n) None of the assets of the Company or any of its Subsidiaries (i) is property that is required to be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103 of the Code or (iii) is “Tax-exempt use property” within the meaning of Section 168(h) of the Code.

8.2 Tax Covenants. The parties hereto agree that:

(a) Conduct of the Company. From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, except with the prior written consent of Parent which consent shall not be unreasonably withheld or delayed.

(b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred by the Stockholders in connection with the transactions contemplated by this Agreement shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Parent will join in the execution of any such Tax Returns and other documentation. At Parent’s discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section 8.2(b). Any amount so withheld will be promptly remitted to the appropriate Tax Authority.

(c) Tax Returns. The Company and its Subsidiaries shall prepare and timely file or shall cause to be prepared and timely filed all appropriate Tax Returns in respect of the Company, any of its Subsidiaries and their assets or activities that are required to be filed on or before the Closing Date. The Company will promptly provide or make available to Parent copies of all Tax Returns that are filed after the date of this Agreement and prior to the Closing Date. Prior to the Closing Date, the Company shall provide and make available to Parent all relevant information, records, and documents relating to Taxes of the Company and its Subsidiaries that could reasonably be expected to be necessary or useful in connection with any preparation of any Tax Return, or for any audit, examination, or proceeding relating to Taxes. The Company shall provide assistance to Parent as reasonably requested in preparing and filing Tax Returns and responding to Tax audits or Tax authority disputes.

(d) Tax Contests. Parent will have the right to conduct any Tax audit or other Tax contest after the Effective Time relating to the Interim Surviving Corporation and after the LLC Merger Effective Time relating to the Final Surviving Entity, in each case as set forth in Section 10.4.

(e) Parachute Payments. The Company shall use its commercially reasonable efforts to ensure that no agreement, contract, arrangement or plan (including the Company Options and the Transaction Bonus Plan) of the Company or any of its Subsidiaries or, for this purpose, any options granted by Parent to employees of the Company pursuant to the transactions contemplated by this Agreement, will result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Reorganization Status. By executing this Agreement, the parties adopt a “plan of reorganization” within the meaning of Treas. Reg. Secs. 1.368-2(g) and 1.368-3 with respect to the Integrated Merger, in which the Merger and the LLC Merger are intended to constitute integrated steps. After the Effective Time, none of the parties to this Agreement will, or will cause or permit any of their respective Subsidiaries to, take any action that reasonably would be expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that the parties hereto acknowledge and agree that no party is making any assurances or representations as to the status of the Integrated Merger as a reorganization within the meaning of Section 368(a) of the Code and no opinion of counsel with respect to such status has been or will be obtained except as set forth in Section 7.3(g). Based upon the known facts and Law as of the date of this Agreement, each of Parent, Merger Sub, the Company, and the stockholders of the Company agree to file its Tax Returns in a manner consistent with the Integrated Merger qualifying as a tax-free reorganization under Section 368(a) of the Code.

ARTICLE IX

CONDITIONS TO THE MERGER

9.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by such party) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity brought by any Governmental Entity seeking any such order, restraint or prohibition.

(c) Regulatory Approvals. The waiting period required by the HSR Act and the regulations promulgated thereunder shall have expired or been terminated. All approvals, authorizations or clearances required under any applicable antitrust or competition Laws with respect to the Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.

(d) California Permit; Effectiveness of Registration Statement. Either: (a) the Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a California Permit; or (b) the Registration Statement shall have been declared effective by the SEC pursuant to the Securities Act and the Registration Statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing or have been threatened in writing and be unresolved.

9.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (i) those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date) and (ii) those failures to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

(c) Escrow Agreement. Each of Parent and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement.

(d) No Material Adverse Effect. There shall not have occurred any events, occurrences, changes, effects or conditions of any character that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect other than an Excluded Parent Material Adverse Effect, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

(e) Legal Opinion. The Company shall have received a legal opinion from Bingham McCutchen LLP, legal counsel to Parent and Merger Sub, substantially in the form attached hereto as Exhibit G.

(f) Nasdaq Global Select Market; SEC Filings. The Parent Common Stock shall not have been de-listed from trading on the Nasdaq Global Select Market, and Parent shall not have received a notice from Nasdaq of its intent to de-list the Parent Common Stock from the Nasdaq Global Select Market that has not been resolved. Parent shall have filed the Parent SEC Reports with the SEC on or before the Closing.

(g) Additional Deliveries. The Company shall have received such customary documents from Parent as the Company may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

9.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (i) those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date) and (ii) those failures to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(c) Legal Opinion. Parent and Merger Sub shall have received a legal opinion from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, legal counsel to the Company, substantially in the form attached hereto as Exhibit H.

(d) No Material Adverse Effect. There shall not have occurred any events, occurrences, changes, effects or conditions of any character that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect other than an Excluded Company Material Adverse Effect, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(e) Certification of Non-U.S. Real Property Holding Corporation Status. The Company shall have delivered to Parent a statement in accordance with U.S. Treasury Regulations Section 1.897-2(g)(1)(ii) and Section 1.897-2(h)(1)(i) that it has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the period described in Section 897(c)(1)(A)(ii) of the Code.

(f) Employment Acceptances. At least 90% of the full time employees of the Company and its Subsidiaries as of the date hereof to whom Parent shall have offered employment on either a continuing or a transitional basis (other than the Key Employees) shall have accepted such offers on or before the Closing and shall not have notified the Company or Parent of any intention to withdraw such acceptance or terminate their employment. No Key Employee shall have notified Parent or the Company of any intention to terminate his or her Employment and NSC Agreement.

(g) Resignations. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company and such officers and directors of the Subsidiaries as have been identified by Parent prior to Closing, in each case effective as of the Effective Time.

(h) Company Stock Rights. With the exception of the Assumed Company Options, all of the outstanding Company Stock Rights shall have been exercised, terminated or by their terms converted into the right to receive the Merger Consideration prior to the Closing to the reasonable satisfaction of Parent. The Company Option Plan shall have been duly amended as contemplated by Section 6.14.

(i) Option Reset Agreements; Vesting Continuation Agreements.

(i) Holders of more than ninety-five percent (95%) of the total number of shares of Company Common Stock that may be acquired pursuant to the exercise of Assumed Company Options outstanding at the Effective Time (whether or not then currently exercisable) shall have executed and delivered to Parent Option Reset Agreements.

(ii) Holders of more than ninety-five percent (95%) of the total number of shares of Company Common Stock held by Employees outstanding at the Effective Time shall have executed and delivered to Parent a Vesting Continuation Agreement.

(j) Termination of Certain Agreements. All Investor Agreements and D&O Indemnification Agreements shall have been terminated to the reasonable satisfaction of Parent.

(k) Stockholder Approval; Dissenters’ Rights. Stockholders holding at least 85% of the outstanding shares of Company Capital Stock (determined on an as-converted basis) shall have approved this Agreement, the Merger and the transactions contemplated hereby. Stockholders holding not more than 3% of the outstanding shares of Company Capital Stock shall have exercised or shall have continuing rights to exercise dissenters’ rights under the DGCL or the CGCL with respect to the transactions contemplated by this Agreement.

(l) Legal Action. There shall not be any overtly threatened or pending action or proceeding by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or the Company in connection with the Merger or this Agreement; or (ii) seeking to prohibit or impose any limitations on Parent’s ownership or operation of all or any portion of the Company’s business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have an adverse effect on Parent’s ability to receive the anticipated benefits of the Merger.

(m) Escrow Agreement. The Stockholder Representative and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

(n) Third-Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Schedule 9.3(n) in form and substance reasonably satisfactory to Parent.

(o) Loan Repayment. Any loans (other than travel advances, payroll advances and other advances made in the ordinary course of business, which do not exceed $10,000 in the aggregate) by the Company or any of its Subsidiaries to any of their Employees shall have been repaid and no such loans shall be outstanding.

(p) Conversion of Company Preferred Stock. All outstanding shares of Company Preferred Stock shall have been converted into shares of Company Common Stock effective immediately prior to the Effective Time pursuant to Article IV(B)(4)(b)(ii) of the Company Certificate of Incorporation.

(q) Additional Deliveries. Parent shall have received such customary documents from the Company as Parent may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;

INDEMNIFICATION; LIMITATIONS

10.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company set forth in this Agreement (including the Company Schedules) or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the Effective Time and shall terminate at 5:00 PM Eastern time on the 24-month anniversary of the Closing Date, except that the representations and warranties of the Company, and in any certificate, document or other instrument delivered by or on behalf of the Company with respect to such representations and warranties (the “Fundamental Representations”) (x) relating to Tax matters, including those set forth in Article VIII, and (y) set forth in Sections 3.1 (Organization of the Company), 3.3 (Company Capital Structure), and 3.4 (Authority) shall so survive but shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived), and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Stockholder Representative prior to such termination.

(b) The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Merger Sub at Closing pursuant to this Agreement shall terminate at 5:00 PM Eastern time on the later to occur of (i) June 30, 2008 and (ii) the date that is 180 days after the Closing Date.

(c) The respective covenants, agreements and obligations of the Company, the Stockholder Representative, Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation.

10.2 Indemnification.

(a) As an integral term of the Merger, each Stockholder, in accordance with his, her or its Pro Rata Share, shall indemnify, defend and hold harmless Parent, Merger Sub, the Interim Surviving Corporation, the Final Surviving Entity and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Indemnified Parties”) against any and all Losses incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(i) the failure of any representation or warranty of the Company set forth herein (including the Company Schedules) or in any certificate, document or other instrument delivered at Closing or in the Allocation Certificate pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing (disregarding for purposes of clause (i) of this Section 10.2(a) any “material,” “in all material respects,” “Company Material Adverse Effect,” or similar qualification contained in any such representation or warranty or with respect thereto for purposes of calculating Losses);

(ii) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement;

(iii) any Dissenting Share Payments;

(iv) any Adjustment Amount payable to Parent pursuant to Section 2.6(f);

(v) any claim by (x) any current or former holder or alleged current or former holder of any equity interest or equity security of the Company or any of its Subsidiaries (including any predecessors), including Company Capital Stock, Company Options or other Company Stock Rights relating to or arising out of (i) the Merger, this Agreement, the transactions contemplated hereby, including the allocation of the Merger Consideration, or (ii) such Person’s status or alleged status as an equity holder or ownership of equity interests in the Company (or any predecessor) at any time on or prior to the Closing, whether for breach of fiduciary duty or otherwise, or (y) any Person to the effect that such Person is entitled to any equity interest or equity security or any payment in connection with the Merger other than as specifically set forth on the Allocation Certificate;

(vi) regardless of any disclosure on the Company Schedules, any Tax liability (including relating to loss of deduction) of the Company, the Interim Surviving Corporation or the Final Surviving Entity caused by any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company, Parent, the Interim Surviving Corporation or the Final Surviving Entity pursuant to any Contracts or Company Employee Plans entered into or adopted on or prior to the Closing Date;

(vii) any claims for indemnification or expense reimbursement by or in respect of any current or former officer, director or agent of the Company or any of its Subsidiaries with respect to any matter which, if brought against the Company or any of its Subsidiaries, would have been a Loss for which an Indemnified Party would have been entitled to indemnification pursuant to this Section 10.2(a);

(viii) defending any Third Party Claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would entitle an Indemnified Party to indemnification hereunder; and

(ix) any of the items set forth on Schedule 3.20.

(b) The Escrow Amount shall be available to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Section 10.2(a). Any claims for indemnification for money damages pursuant to Section 10.2 shall first be asserted against the Escrow Amount, to the extent that the portion of the Escrow Amount against which claims have not already been asserted is sufficient to satisfy such indemnification claims, before asserting any such claims directly against any Stockholder.

10.3 Limitations. (a) No claim shall be made by any Indemnified Party for indemnification pursuant to Section 10.2(a)(i) or Section 10.2(a)(viii) unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to Section 10.2(a)(i) and Section 10.2(a)(viii) exceeds $875,000 (the “Threshold Amount”), at which time the Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within the Threshold Amount).

(b) The maximum aggregate indemnification obligation of each Stockholder pursuant to Section 10.2(a), other than with respect to any claim regarding the failure of any Fundamental Representation to be true and correct (for which a claim may be made without regard to the limitations in this Section 10.3(b)), shall be limited to the amount equal to such Stockholder’s Pro Rata Share of the Escrow Amount.

(c) The indemnification obligation of each Stockholder for money damages pursuant to Section 10.2(a) with respect to any claim regarding the failure of any Fundamental Representation to be true and correct shall be limited to such Stockholder’s Pro Rata Share of the Merger Consideration actually received pursuant to this Agreement and the Merger (including deemed receipt of such Stockholder’s Pro Rata Share of the Escrow Amount).

(d) Notwithstanding anything to the contrary in Section 10.3(b) or Section 10.3(c), the indemnification obligation of each Stockholder for money damages pursuant to Section 10.2(a) or otherwise with respect to any and all claims pursuant to Section 10.2(a) shall be limited to such Stockholder’s Pro Rata Share of the Merger Consideration actually received pursuant to this Agreement and the Merger (including deemed receipt of such Stockholder’s Pro Rata Share of the Escrow Amount).

(e) No claim shall be made by any Stockholder or the Stockholder Representative on behalf of any Stockholder for breach of any representation or warranty made by Parent or Merger Sub unless and until the aggregate amount of damages claimed by the Stockholders exceeds the Threshold Amount, at which time the Stockholders or the Stockholder Representative shall be entitled to make a claim for all such damages, including those within the Threshold Amount. The maximum aggregate liability of Parent and Merger Sub for money damages for breach of their representations and warranties shall be limited to the amount equal to the 12.5% of the Merger Consideration actually paid to the Stockholders pursuant to this Agreement and the Merger.

(f) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Parent or Merger Sub or any agent of Parent or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Merger Sub or any agent of Parent or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, and no Indemnified Party shall be required to show that it relied on any such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to this Article X. The waiver by Parent or Merger Sub of any conditions set forth in Article IX will not affect or limit the provisions of this Article X in any manner.

(g) Parent, Merger Sub, the LLC and the Indemnified Parties agree that their sole and exclusive remedy for money damages for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to indemnification set forth in this Article X.

Notwithstanding anything in this Article X to the contrary, nothing in this Agreement shall limit (i) any right or remedy for fraud or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance; provided, that the limitations on monetary damages set forth in Section 10.3(d) shall apply to any Stockholder that does not actually commit any fraud.

10.4 Procedures.

(a) General. Promptly after the discovery by any Indemnified Party of any Loss or Losses, claim or breach, including any claim (a “Third Party Claim”) by a third party (“Third Party Claimant”) that reasonably would be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Stockholder Representative a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable, the Losses included in the amount so stated, the date (if any) such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that no delay on the part of the Indemnified Party in notifying the Stockholder Representative shall relieve the Stockholders of any liability or obligations hereunder, except to the extent that the Stockholders have been materially prejudiced thereby, and then only to such extent.

(b) Objections. If the Stockholder Representative objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Stockholder Representative shall deliver a written notice to such effect to the Indemnified Party within 30 days after receipt by the Stockholder Representative of such Claim Certificate. Thereafter, the Stockholder Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties within 60 days of receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Stockholder Representative has objected. If the Indemnified Party and the Stockholder Representative agree with respect to any of such claims, the Indemnified Party and the Stockholder Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Stockholder Representative fail to agree as to any particular item or items or amount or amounts, then each party shall be entitled to pursue its available remedies for resolving the claim for indemnification.

(c) Third Party Claims. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any Third Party Claim; provided, however, that any settlement of any such Third Party Claim shall be effected only with the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall consult with the Indemnifying Party in a reasonable manner at reasonable times regarding the status of any Third Party Claim, including regarding litigation strategy, bona fide settlement offers or mediations and material results of discovery and investigation, and shall furnish all documents reasonably requested by the Indemnifying Party to assess the rights and obligations of the parties to any Third Party Claims.

(d) Stockholder Defense; Settlement. In the event the Indemnified Party elects not to defend the Third Party Claim, the Stockholder Representative may defend such claim at the Stockholders’ sole cost and expense, which expense may be reimbursed from the Escrow Amount as set forth in Section 10.5(b), with counsel selected by the Stockholder Representative, such counsel to be reasonably acceptable to the Indemnified Party. In such event, neither the Stockholders nor the Stockholder Representative shall have any right to settle, adjust or compromise any Third-Party Claim without the prior written consent of the Indemnified Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Stockholder Representative did not object in writing within 30 days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 10.4(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claims within five Business Days of the determination of the amount of any such Agreed Claims.

10.5 Stockholder Representative; Power of Attorney.

(a) Appointment; Authority. By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, each Stockholder (regardless of whether or not such Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the date of this Agreement, John G. Connors (together with its permitted successors, the “Stockholder Representative”), as his, her or its true and lawful agent and attorney-in-fact to enter into any Related Agreement and any other agreement in connection with the transactions contemplated by this Agreement, and to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries (including by means of not objecting to claims) to Parent of cash from the Escrow Amount; (iii) object to any claims pursuant to Section 10.4; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party, against any such Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; (vi) to the extent permitted by applicable Law, amend this Agreement, the Escrow Agreement or any other Related Agreement or any other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Amount upon not less than ten days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders. The Stockholder Representative accepts its appointment hereunder.

(b) No Liability. The Stockholder Representative shall not be liable to any Stockholder for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall jointly and severally indemnify the Stockholder Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Stockholder Representative shall be reimbursed for reasonable expenses incurred in the performance of his duties (including, without limitation, the reasonable fees of counsel), and such fees shall be paid out of the Escrow Amount pursuant to the terms of the Escrow Agreement provided that the sum of the amount of such reimbursement and the amount of any costs deducted pursuant to the terms of the Escrow Agreement shall be limited to $200,000 in the aggregate; provided, however, that such $200,000 limit shall in no way limit the Stockholder Representative’s right to indemnification under this Section 10.5(b); and provided, further, that the Stockholder Representative shall be reimbursed for reasonable expenses incurred in the performance of his duties (including, without limitation, the reasonable fees of counsel) in excess of such $200,000 limit, but only out of any portion of the Escrow Amount that would otherwise be released and paid to the Stockholders pursuant to the terms of the Escrow Agreement.

(c) Access. The Stockholder Representative shall have reasonable access to relevant information about the Company and the reasonable assistance of the Company’s employees for purposes of performing its duties and exercising its rights hereunder; provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially) and provided that Parent shall not be required to disclose any information that would result in a loss of applicable attorney-client or other privilege unless the Stockholder Representative agrees to enter into a customary joint defense agreement and such joint defense agreement is appropriate under the circumstances.

(d) Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Stockholders and shall be final, binding and conclusive upon each such Stockholder; and each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Each Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

(e) Role of Stockholder Representative. Without limiting the generality or effect of Section 10.5(a), any and all claims and disputes between or among any Indemnified Party, the Stockholder Representative and/or any one or more Stockholders relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Stockholder (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Stockholder (and not by such Stockholder acting on its own behalf).

10.6 No Subrogation. Following the Closing, no Stockholder shall have any right of indemnification, contribution or subrogation against the Company or any Subsidiary with respect to any indemnification made by or on behalf of any Stockholder under Section 10.2 if the Merger and the transactions contemplated by this Agreement are consummated.

10.7 Merger Consideration Adjustment. The Company, Parent and the Stockholders agree to treat each indemnification payment pursuant to this Article X as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Stockholders:

(a) by written agreement of the Company, Parent and Merger Sub;

(b) by either Parent or the Company if the Closing Date has not occurred by December 31, 2007, unless the Commissioner of Corporations of the State of California (i) denies the California Permit or (ii) does not issue the California Permit by, or if the parties mutually determine that they will not receive the California Permit by, the Determination Date, then by April 30, 2008 (the “Termination Date”); provided, that the right to terminate this Agreement under this clause 11.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement;

(c) by either Parent or the Company if there shall be a final non-appealable order of a Governmental Entity in effect prohibiting consummation of the Merger; or if there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(d) by Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 9.3(a) or 9.3(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 11.1(e) prior to the earlier of the Termination Date or the date that is 30 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 11.1(e) if such breach by the Company is cured within such 30-day period so that the conditions would then be satisfied; or

(f) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 9.2(a) or 9.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 11.1(f) prior to the earlier of the Termination Date or the date that is 30 days following Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 11.1(f) if such breach by Parent is cured within such 30-day period so that the conditions would then be satisfied.

11.2 Effect of Termination. Except as otherwise set forth in this Section 11.2, any termination of this Agreement under Section 11.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 6.2 and 6.3, this Section 11.2, Section 11.3 and Article XII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.

11.3 Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended at any time by execution of an instrument in writing signed by Parent and the Stockholder Representative.

11.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. From and after the Effective Time, Parent and Merger Sub, on the one hand, and the Stockholder Representative, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent that, set forth in an instrument in writing signed on behalf of such party.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after dispatch or (iii) if delivered by registered or certified mail (return receipt requested) or by first class mail, three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, Florida

Attention:	General Counsel
Facsimile:	(954) 267-3101

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Attention:	Steven C. Browne
Facsimile:	(617) 951-8736

(b) if to the Company, to:

XenSource, Inc.

2300 Geng Road

Suite 250

Attention:	Peter Levine
Facsimile:	(650) 493-1579

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Avenue

Menlo Park, CA 94025

Attention:	Brooks Stough
Facsimile:	(650) 321-2800

(c) if to the Stockholder Representative to:

John G. Connors

c/o Ignition Partners

11400 SE 6th Street

Suite 100

Bellevue, WA 98004

Facsimile:	(425) 709 0798

12.2 Construction. For purposes of this Agreement:

(a) Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and exhibits and schedules to this Agreement.

(e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) The parties acknowledge and agree that, for all purposes of this Agreement, no party makes any representation or warranty regarding the existence of a pending or threatened action, suit, proceeding or investigation under antitrust laws related to the transactions contemplated by this Agreement or regarding the effect of the antitrust laws on such party’s ability to execute, deliver, or perform its obligations under this Agreement or to consummate the transactions under this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust law with respect to the consummation of the transactions under this Agreement.

12.3 Entire Agreement. Except for the Nondisclosure Agreement, this Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

12.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

12.6 Expenses. In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the party incurring such fees and expenses.

12.7 Successors and Assigns; Assignment; Parties in Interest.

(a) This Agreement shall be binding upon the Company, each Stockholder and each of their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Parent and Merger Sub and their respective successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns (if any). No obligation of the Company in this Agreement shall become an obligation of the Interim Surviving Corporation after the Effective Time.

(b) No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Company, except that Parent may assign its rights and delegate its obligations hereunder to any Affiliate without the Company’s consent, but Parent shall remain jointly and severally liable with any such assignee(s) with respect to all obligations of Parent hereunder.

(c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a party hereto any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the Indemnified Parties and the Indemnified D&Os, each Indemnified Party and Indemnified D&O shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable by the Indemnified Parties and the Indemnified D&Os. Except as set forth in this Section 12.7(c) and Section 6.9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any. It is expressly agreed that Section 6.8 shall not confer upon any Employee any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including in respect of the benefits matters addressed in Section 6.8 or elsewhere in this Agreement.

12.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

12.9 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of New York, except that the DGCL shall apply to the extent required in connection with the Merger.

(b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of New York, New York. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of New York, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The Stockholders and Stockholder Representative agree that, if any claim, action suit or proceeding is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Stockholders and Stockholder Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

12.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE COMPANY, PARENT AND MERGER SUB (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.12 Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of Parent, Merger Sub, the LLC, the Company and the Stockholder Representative have executed this Agreement or have caused this Agreement to be executed by their duly authorized respective representatives, all as of the date first written above.

CITRIX SYSTEMS, INC.,		XENSOURCE, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ David Henshall	By:	/s/ Earl Charles
Name:	David Henshall	Name:	Earl Charles
Title:	Senior VP and CFO	Title:	CFO

PVAAC, LLC,		PVA ACQUISITION CORPORATION,
a Delaware limited liability company		a Delaware corporation

By:	/s/ David Henshall	By:	/s/ David Henshall
Name:	David Henshall	Name:	David Henshall
Title:	President	Title:	President

STOCKHOLDER REPRESENTATIVE

By:	/s/ John G. Connors
Name:	John G. Connors

The following Exhibits and Schedules to the Agreement and Plan of Merger have been omitted or partially omitted in accordance with Item 601(b)(2) of Regulation S-K.

EXHIBITS

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of LLC Certificate of Merger

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Option Reset Agreement

Exhibit F	Form of Vesting Continuation Agreement

Exhibit G	Form of Legal Opinion of Bingham McCutchen LLP

Exhibit H	Form of Legal Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

SCHEDULES

Schedule 1	Persons Signing Voting Agreement

Schedules 3.1-3.29	Company Disclosure Schedules

Schedule 6.4	Consent Agreement

Schedules 8.1(c) - 8.1(k)	Company Disclosure Schedules Regarding Tax Matters

Citrix Systems, Inc. will furnish supplementally a copy of any omitted or partially omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Citrix Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.